UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders to be held on [April 26, 2011]

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at United Artists Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124 on [April 26, 2011] at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect three directors to serve until the 2014 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve the National CineMedia, Inc. 2011 Performance Bonus Plan;

3.	To approve the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares;

4.	To approve an amendment to the National CineMedia, Inc. 2007 Equity Incentive Plan (the “Equity Incentive Plan”) to increase the number of authorized shares thereunder;

5.	To consider an advisory vote on executive compensation;

6.	To consider an advisory vote on the frequency of the executive compensation advisory vote;

7.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2011 fiscal year ending December 29, 2011; and

8.	To transact such other business as may properly come before the meeting.

The close of business on March 1, 2011 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

Consistent with prior years, we are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process should continue to provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The Proxy Statement and Annual Report for the fiscal year ended December 30, 2010 are available at www.edocumentview.com/ncmi.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive on the Notice of Internet Availability of Proxy Materials as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Please note that the rules governing brokers have changed recently. Brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

Centennial, Colorado

[March 17, 2011]

Shares Outstanding and Voting Rights	1
Costs of Solicitation
Annual Report
Voting Securities and Principal Holders	3
Beneficial Ownership
Proposal 1—Election of Directors Business Experience of the Nominees Board Composition Company Leadership Structure Board’s Role in Risk Oversight Compensation Risk Assessment Meetings of the Board of Directors and Standing Committees Stockholder Communications Vote Required Recommendation	5
Proposal 2—Approval of the National CineMedia, Inc. 2011 Performance Bonus Plan General Summary of the Performance Bonus Plan Federal Income Tax Consequences New Plan Benefits Vote Required Recommendation	14
Proposal 3—Approval of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares General Vote Required Recommendation	18
Proposal 4—Approval of an amendment to the National CineMedia, Inc. 2007 Equity Incentive Plan to increase the number of authorized shares thereunder General Burn Rate Analysis Summary of the Equity Incentive Plan Federal Income Tax Consequences Compensation Study New Plan Benefits and Other Information Vote Required Recommendation	20
Equity Incentive Plan Information	24
Proposal 5—Advisory Vote on Executive Compensation Vote Required Recommendation	25
Proposal 6—Advisory Vote on the Frequency of the Executive Compensation Advisory Vote Vote Required Recommendation	26
Proposal 7—Ratification of Independent Auditors Changes in and Disagreements with Accountants on Accounting and Financial Disclosure Fees Paid to Independent Auditors Pre-Approval Policies and Procedures Vote Required Recommendation	27

i

Audit Committee Report	29
Compensation Committee Report	30
Compensation of Executive Officers Compensation Committee Interlocks and Insider Participation	30

Compensation Discussion and Analysis

Executive Summary

Compensation Philosophy

Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation

Elements of Compensation

Employment Agreements

Compensation Decisions for 2011

Fiscal 2010 Summary Compensation Table

Fiscal 2010 Grants of Plan Based Awards

Non-Equity Incentive Plan Awards

Equity Incentive Plan Awards

Outstanding Equity Awards at December 30, 2010

Option Exercises and Stock Vested at December 30, 2010

Potential Payments Upon Termination or Change in Control

Director Compensation

Fiscal 2010 Director Compensation

31
Certain Relationships and Related Party Transactions General Transactions with Founding Members Other Transactions Transactions with NCM LLC Review, Approval or Ratification of Transactions with Related Persons	54
Corporate Code of Conduct	72
Section 16(a) Beneficial Ownership Reporting Compliance	72
Householding	72
Proposals of Stockholders	73
Other Business	73
Appendix A National CineMedia, Inc. 2011 Performance Bonus Plan	A-1
Appendix B Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc.	B-1
Appendix C National CineMedia, Inc. 2007 Equity Incentive Plan	C-1

ii

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE 2011

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2011 Annual Meeting of Stockholders to be held at United Artists Theatre Meadows 12, located at 9355 Park Meadows Drive, Littleton, Colorado 80124, on [April 26, 2011], at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being made available to stockholders on or about [March 17, 2011].

SHARES OUTSTANDING AND VOTING RIGHTS

Our board of directors has fixed the close of business on March 1, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 54,964,684 shares were outstanding as of the close of business on the record date, which includes 1,234,259 shares of unvested restricted stock with voting rights. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on seven proposals: to elect three directors to serve until the 2014 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve the National CineMedia, Inc. 2011 Performance Bonus Plan (Proposal 2); to approve the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares (Proposal 3); to approve an amendment to the National CineMedia, Inc. 2007 Equity Incentive Plan to increase the number of authorized shares thereunder (Proposal 4); to consider an advisory vote on executive compensation (Proposal 5); to consider an advisory vote on the frequency of the executive compensation advisory vote (Proposal 6); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2011 fiscal year ending December 29, 2011 (Proposal 7).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. The affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 1. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2, 4, 5 and 7. The affirmative vote of the holders of a majority of the outstanding shares of our common stock outstanding on the record date is required to approve Proposal 3. With respect to Proposal 6, the frequency that receives the greatest number of votes will be considered to have been approved by the stockholders.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors or an abstention from voting on the advisory vote on frequency will have no effect. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called “broker non-votes”), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of such proposals. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction, however brokers are no longer permitted to vote shares for the election of directors in this manner. Brokers also will not be permitted to vote shares with respect to the advisory votes on executive compensation or frequency without customer direction. Therefore, we urge you to give voting instructions to your broker on all seven proposals. Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposals 1 through 6, which are considered non-routine matters. Proposal 7 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2010 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 30, 2010, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or at telephone number (303) 792-3600 or (800) 828-2828. You may also view the Annual Report at http://www.NCM.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 1, 2011, the percentage of beneficial ownership for NCM, Inc. is based on 53,730,425 shares of common stock outstanding (excluding unvested restricted stock) and 110,933,140 membership units outstanding for NCM LLC, of which 53,730,425 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2011, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of Class
Five Percent Stockholders
American Multi-Cinema, Inc. and Affiliates (2)	—	18,803,420	25.9%
Cinemark Holdings, Inc. (3)	—	16,946,503	24.0%
Regal Entertainment Group and Affiliates (4)	—	21,452,792	28.5%
Wells Fargo and Company (5)	5,220,656	—	9.7%
Wells Capital Management Incorporated (6)	5,202,070	—	9.7%
AllianceBernstein LP (7)	3,525,955	—	6.6%
Ameriprise Financial, Inc. and Related (8)	3,012,890	—	5.6%
Baron Capital Group, Inc. and Affiliates (9)	2,848,500	—	5.3%
Baron Small Cap Fund (9)	2,650,000	—	4.9%
FMR LLC and Related (10)	2,797,883	—	5.2%
TimesSquare Capital Management, LLC (11)	2,750,100	—	5.1%

Directors and Executive Officers
Kurt C. Hall (12)	799,302	—	1.5%
Clifford E. Marks (13)	242,928	—	*
Gary W. Ferrera (14)	162,718	—	*
Ralph E. Hardy (15)	92,820	—	*
Earl B. Weihe (16)	31,775	—	*
Michael L. Campbell	0	—	0%
Gerardo I. Lopez	0	—	0%
Lee Roy Mitchell	0	—	0%
Lawrence A. Goodman	9,241	—	*
David R. Haas	20,141	—	*
James R. Holland, Jr.	14,141	—	*
Stephen L. Lanning	5,680	—	*
Edward H. Meyer	8,680	—	*
Scott N. Schneider	14,141	—	*
All directors, nominees for director and executive officers as a group (14 persons)	1,401,567	—	2.6%

*	Less than one percent.

(1)	NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC chose to redeem all of its NCM LLC common membership units and we elected to issue shares of NCM, Inc. common stock in redemption of all of the units, AMC would receive 18,803,420 shares of NCM, Inc. common stock, Cinemark would receive 16,946,503 shares of NCM, Inc. common stock and Regal would receive 21,452,792 shares of NCM, Inc. common stock. These share amounts would represent 17.0%, 15.3% and 19.3%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.

(2)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc., Marquee Holdings Inc., AMC Entertainment Holdings, Inc. and AMC ShowPlace Theatres, Inc. The address of these stockholders is 920 Main Street, Kansas City, Missouri 64105. Represents beneficial ownership as of September 8, 2010 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on September 9, 2010.
(3)	Includes Cinemark Holdings, Inc., Cinemark USA Inc and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of March 31, 2010 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on August 5, 2010.
(4)	Includes Regal Entertainment Group, Regal CineMedia Holdings, LLC, Regal Entertainment Holdings, Inc., Regal Cinemas Corp, Regal Cinemas Inc, Regal CineMedia Corp at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202. Represents beneficial ownership as of December 30, 2010 based on the Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 filed on February 14, 2011.
(5)	The address of this stockholder is 420 Montgomery Street, San Francisco, California 94104. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 20, 2011.
(6)

The address of this stockholder is 525 Market Street, 10th Floor, San Francisco, California 94105. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 20, 2011.

(7)	The address of this stockholder is 1345 Avenue of the Americas, New York, New York 10105. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 9, 2011.
(8)	Includes Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. The address of these stockholders is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474 and 100 Federal Street, Boston, Massachusetts 02110, respectively. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 11, 2011.
(9)

Includes Baron Capital Group, Inc., BAMCO Inc, Ronald Baron and Baron Small Cap Fund. The address of these stockholders is 767 Fifth Avenue, 49th floor, New York, New York 10153. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2011.

(10)	Includes FMR LLC and Edward C. Johnson 3d. The address of these stockholders is 82 Devonshire Street, Boston, Massachusetts 02109. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2011.
(11)

The address of this stockholder is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. Represents beneficial ownership as of December 31, 2010 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 9, 2011.

(12)	Includes 632,716 stock options that were vested and exercisable within 60 days of March 1, 2011.
(13)	Includes 233,755 stock options that were vested and exercisable within 60 days of March 1, 2011.
(14)	Includes 158,148 stock options that were vested and exercisable within 60 days of March 1, 2011.
(15)	Includes 88,413 stock options that were vested and exercisable within 60 days of March 1, 2011.
(16)	Includes 31,022 stock options that were vested and exercisable within 60 days of March 1, 2011.

To our knowledge, none of our officers or directors has pledged any of his shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of ten directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members – AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”)—are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement, one of which must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions—Director Designation Agreement.” The designees pursuant to this agreement for AMC were Edward H. Meyer and Gerardo I. Lopez; for Cinemark were James R. Holland, Jr. and Lee Roy Mitchell; and for Regal were Stephen L. Lanning and Michael L. Campbell.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III. The members of each class serve for staggered three-year terms, except that Class I directors in the initial term immediately following our initial public offering (“IPO”) served for one year and Class II directors in the initial term immediately following our IPO served for two years. The Class I directors were re-elected in 2008, the Class II directors were re-elected in 2009 and the Class III directors were re-elected in 2010 for a three-year term, respectively. In 2011, the Class I directors are up for re-election. At the Annual Meeting, the stockholders will elect three Class I directors to serve until the 2014 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these three nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Business Experience of the Nominees

The names of the nominees and other information about them, such as their directorships at public companies held at any time during the past five years, if applicable and their involvement in certain legal proceedings during the past 10 years, if applicable, are set forth below. In addition, we have included information about each nominee’s specific experience, qualifications, attributes or skills that led the board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Kurt C. Hall. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM, Inc. in February 2007 and held those same positions with NCM LLC since March 2005. He has also served as Chairman, President and Chief Executive Officer of NCM, Inc. since October 2006. Prior to his current position, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary Regal CineMedia Corporation. Since 1988, Mr. Hall has held various executive positions with United Artists Theatre Company, and its predecessor companies, including CFO and then CEO when it became part of Regal Entertainment Group in 2002. Mr. Hall served on the board of directors of IdeaCast, Inc. and on its compensation committee from 2007 until 2009. In 2009, upon the restructuring of IdeaCast, Inc. and the merger of certain assets into RMG Networks, Inc., Mr. Hall joined the board of directors of RMG Networks, Inc. and serves as a member of its compensation committee. While he was serving as CEO of United Artists Theatre Company and United Artists Realty Company and their subsidiaries, Mr. Hall was involved in bankruptcy proceedings, which were filed on September 5, 2000.

Mr. Hall has contributed significantly to the founding and development of the Company since its inception. He has extensive experience in the theatre exhibitor business and is familiar with all aspects of the Company, including its management, operations and financial requirements and brings exceptional leadership skills to the Company. Mr. Hall’s extensive theatre operating and finance experience provides insight and continuity in its strategic, operational and financial management.

Lawrence A. Goodman. Mr. Goodman has been a director of NCM, Inc. since February 2007. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc. Mr. Goodman currently serves as a director of Sagacity Media and formerly served on the board of Authenticlick, Inc, which are both privately held.

Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our board. Mr. Goodman brings significant business experience to provide strategies and solutions to address the complex compensation environment of the media business that is required to appropriately compensate and motivate our executives.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007. Mr. Schneider became the Chief Executive Officer of AHC LLC, a financial consulting and advisory firm in October 2009. He served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, from January 2005 to September 2009. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company. Mr. Schneider formerly served as a director of Centennial Communications Corp., Bonten Media Group, LLC and PRC, LLC. While he was serving as director, PRC, LLC filed bankruptcy proceedings in January 2008. At the request of new management to assist in evaluating financial conditions and operations, Mr. Schneider joined the board of Adelphia Communications for a one-month period prior to its bankruptcy proceedings, which were filed on June 25, 2002. Mr. Schneider resigned from the board of Adelphia Communications prior to any final determination with respect to the bankruptcy proceedings.

Mr. Schneider’s extensive experience in senior leadership positions at several public and private media companies makes him well suited to understand and advise the board on complex managerial, strategic and financial considerations. He has a strong knowledge of the nuances of financial markets and is able to provide a variety of perspectives on financial and operational issues as well as provide guidance to assist the Company with its public communications.

Board Composition

Shown below are the names and ages, as of March 1, 2011, of the ten members of our current board of directors.

Name	Age	Position
Kurt C. Hall	51	President, Chief Executive Officer and Chairman (Class I)
Michael L. Campbell	57	Director (Class III)
Lawrence A. Goodman	56	Director (Class I)
David R. Haas	69	Director (Class II)
James R. Holland, Jr.	67	Director (Class II)
Stephen L. Lanning	57	Director (Class II)
Gerardo I. Lopez	51	Director (Class III)
Edward H. Meyer	84	Director (Class II)
Lee Roy Mitchell	73	Director (Class III)
Scott N. Schneider	53	Director (Class I)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board, including their directorships at public companies held at any time during the past five years, if applicable and their involvement in certain legal proceedings during the past 10 years, if applicable. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Michael L. Campbell. Mr. Campbell has served as a director of NCM, Inc. since October 2006. Mr. Campbell has served as Regal Entertainment Group’s Executive Chairman since June 2009. Prior to that time, Mr. Campbell served as Chairman and Chief Executive Officer from May 2005 until June 2009. He has also served as a director, member of its executive committee, Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group beginning in 2002. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell currently serves as a director of Regal Entertainment Group. While he was serving as Chairman and Chief Executive Officer of Regal Entertainment Group, Mr. Campbell was involved in bankruptcy proceedings of Regal Cinemas Inc., which were filed on October 11, 2001.

Mr. Campbell has over 28 years of experience founding and operating both private and public theatre companies. Mr. Campbell brings to the board a demonstrated ability at the most senior level of a public company in the theatre industry, which gives him a deep understanding of both the role of the board as well as the Company and its operations. Since Mr. Campbell is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

David R. Haas. Mr. Haas has served as a director of NCM, Inc. since February 2007. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994. Mr. Haas served as a director and chair of the audit committee of Armor Holdings, Inc until July 2007.

Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on the board of directors, the Audit Committee and to provide guidance to our internal audit function and financial advice to our board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad based understanding of financial risks and compliance expertise.

James R. Holland, Jr. Mr. Holland has served as lead director of NCM, Inc. since February 2007. He has been the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since September 1991, and is currently Chairman of the Board and also serves on its executive committee. He also serves as Chairman of the Board of Texas Capital Bancshares, Inc., serves as director of Placid Holding Co. and serves as Chairman of the Board of directors and on the audit and compensation committees of Hunt Midwest Enterprises, Inc.

Mr. Holland has demonstrated leadership abilities and extensive knowledge of complex financial and operational issues facing public companies. In addition, his experience as a board and audit committee member and as chief executive officer of various companies, as well as his financial expertise, brings necessary skills and viewpoints to the board.

Stephen L. Lanning. Mr. Lanning has served as a director of NCM, Inc. since February 2007. Prior to his retirement in 2009, he served with URS Corp. EG&G Division from 2006 to 2009 as an independent consultant and Director of Space and Information Operations Strategic Business Element. Mr. Lanning served in the United States Air Force from 1977 until 2006. From 2005 to 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, and Chief Information Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from 2002 to 2005.

Mr. Lanning has significant experience in technology, operational leadership and policy development combined with his drive for innovation and excellence, which positions him well to serve as our governance committee chairman. Mr. Lanning’s background allows him to share best practices with our board of directors. His years of serving in the military have given him valuable knowledge and perspective.

Gerardo I. Lopez. Mr. Lopez has served as a director of NCM, Inc. since April 2009. Mr. Lopez is Chief Executive Officer and President of AMC Entertainment Holdings, Inc., Marquee Holdings Inc., and AMC Entertainment Inc. He has served as Chief Executive Officer and President since March 2009, when he was also elected to AMC’s board of directors. Prior to joining AMC, Mr. Lopez served as executive vice president of Starbucks Coffee Company and president of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as president at Handleman Entertainment Resources from November 2001 to September 2004. Mr. Lopez serves on the boards of AMC, National Association of Theatre Owners and Digital Cinema Implementation Partners, LLC and previously served on TXU Corporation and Safeco Insurance.

Mr. Lopez’s education and experience in business and finance allows him to provide the board significant strategic, managerial and operational expertise. Mr. Lopez has held positions at the most senior level of public companies and is able to draw upon over 25 years of business experience, allowing him to bring a variety of perspectives to the Company. Since Mr. Lopez is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Edward H. Meyer. Mr. Meyer has served as a director of NCM, Inc. since February 2007. Mr. Meyer founded Ocean Road Advisors, Inc., an investment management company, in January 2007, and currently serves as Chairman and Chief Executive Officer. He was Chairman, Chief Executive Officer and President of Grey Global Group, Inc. from 1972 to December 2006. Mr. Meyer also serves as a director and member of the compensation committee of Harman International Industries, Inc.; director and member of the compensation committee of Ethan Allen Interiors Inc.; and director of Retail Opportunity Investments Corp., as well as various privately held organizations.

Mr. Meyer’s senior executive positions in advertising and investment management give him the experience to critically review the various business considerations necessary to run a business such as ours. Mr. Meyer is able to offer the board sound business and financial strategies. This, combined with his many years of experience, makes him a valued contributor to the Company.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006. Mr. Mitchell has served as Chairman of the board of Cinemark USA, Inc. since March 1996 and as a Director since its inception in 1987 and Chief Executive Officer of Cinemark USA, Inc. until December 2006. Mr. Mitchell serves on the boards of Cinemark Holdings, Inc. and National Association of Theatre Owners. In addition, Mr. Mitchell serves as a director and member of the compensation committee of Texas Capital Bancshares, Inc.

Mr. Mitchell has over four decades of first-hand experience in the theatre industry and brings important institutional knowledge to the board. Mr. Mitchell’s experience enables him to share with the board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, James R. Holland, Jr., Stephen L. Lanning, Edward H. Meyer and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director.

Company Leadership Structure

The position of Board Chairman is filled by our Chief Executive Officer. We believe this combined leadership structure promotes unified leadership and direction for the board and executive management and it conveys a singular, cohesive message to our stockholders, employees, founding members and the investment community. Our board has a very qualified lead director with many years of experience on other boards as lead director. Our lead director leads executive sessions of non-management directors at every quarterly board meeting and will preside over meetings of the entire board in the absence of the chairman. Our lead director is James R. Holland, Jr., a member of our Audit Committee.

In addition, the Company’s leadership structure is also comprised of three independent directors who serve as chairs on the board committees, as described further below. We believe this structure provides the opportunity for those independent directors to exert influence over agenda items for their respective committees and management oversight. Our lead director and other directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of communication.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. The board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Audit Committee is responsible for overseeing the management of financial risks. The Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire board is regularly informed of each committee’s analysis.

The Company has appointed Gary Ferrera, Executive Vice President and Chief Financial Officer, as the Chief Risk Officer. Mr. Ferrera is expected to provide quarterly updates to the board on the strategic, operational, financial, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we currently have overall compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviewed the compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that the compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of the compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of the Board of Directors and Standing Committees

The board of directors held seven meetings during the fiscal year ended December 30, 2010. During our 2010 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The Company does not have a policy regarding attendance by members of the board of directors at the Company’s Annual Meeting, but encourages its directors to attend. All of our directors attended our Annual Meeting of Stockholders held on April 27, 2010. The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. We have also established a special independent committee of the board in 2010 to work with the Company’s management and the founding members to consider the potential restructuring of the Fathom business, consisting of Messrs. Goodman, Haas and Schneider. Any restructuring that is agreed upon would likely have to be approved by this special committee, nine of our ten directors, and a majority of all independent directors.

The following table shows the current membership and number of meetings held by the board and each committee during our 2010 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Kurt C. Hall				Chair
Michael L. Campbell				X
Lawrence A. Goodman		Chair	X	X
David R. Haas	Chair			X
James R. Holland, Jr.	X			X
Stephen L. Lanning		X	Chair	X
Gerardo I. Lopez				X
Edward H. Meyer		X	X	X
Lee Roy Mitchell				X
Scott N. Schneider	X			X
2010 Fiscal Year Meetings and Consents	7	6	4	7

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Audit Committee

For our 2010 fiscal year, the Audit Committee consisted of David R. Haas (chairman), James R. Holland, Jr. and Scott N. Schneider. Each of the committee members was “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its current charter, which was approved by the board of directors on January 8, 2008 and was most recently reviewed by the Committee in January 2011. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were seven meetings of the Audit Committee during our 2010 fiscal year.

Compensation Committee

For our 2010 fiscal year, the Compensation Committee consisted of Lawrence A. Goodman (chairman), Stephen L. Lanning and Edward H. Meyer. Each of them was “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Only members of the Compensation Committee who qualify as outside directors participate in discussions regarding awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our executives;

(2)	to administer our equity incentive plans (other than any such plan applicable only to non-employee directors); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was approved by the board of directors on January 8,

2008 and was most recently reviewed by the Committee in January 2011. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were six meetings of the Compensation Committee during our 2010 fiscal year.

The Compensation Committee performs such functions and responsibilities enumerated in its charter as appropriate in furtherance of its purposes. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required—under applicable law, regulation or Nasdaq rule—to be performed by independent directors.

The Compensation Committee engaged Towers Watson in 2008 to assess the competitiveness of pay to our officers, including our named executive officers and independent directors. Towers Watson made its recommendations that covered a three-year compensation plan to the Compensation Committee and board of directors in July 2008, which are described further below in “Compensation Discussion and Analysis.” The Compensation Committee did not engage Towers Watson to update the assessment in 2010 and it continues to rely on the 2008 assessment. The Compensation Committee is planning to engage an independent consulting firm to provide an updated assessment in the second half of 2011.

Nominating and Governance Committee

Lawrence A. Goodman, Stephen L. Lanning (chairman) and Edward H. Meyer are the current members of the Nominating and Governance Committee. All of the members of our Nominating and Governance Committee are independent as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend that the board select the director nominees for the next annual meeting of stockholders;

(2)	to oversee the evaluation of our management and the board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter, which was approved by the board of directors on January 8, 2008 and was most recently reviewed by the Committee in January 2011. A copy of the charter as well as our Corporate Governance Guidelines is available on our website at NCM.com at the Investor Relations link. There were four meetings of the Nominating and Governance Committee during our 2010 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors’ performance.

Nomination of Directors. The nominees for re-election to our board of directors at the 2011 Annual Meeting were formally nominated by the Nominating and Governance Committee and were approved by the board of directors on January 13, 2011. Messrs. Hall, Goodman and Schneider participated in the vote of the board of directors approving the director nominees.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and would use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our board of directors.

The Nominating and Governance Committee and the board of directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of our best interests and all of our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Conduct. In addition to considering characteristics such as age, race, and gender, the Committee seeks nominees that will compliment the experience, knowledge and abilities of the other board members. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

Stockholder Communications

The office of the Secretary of NCM, Inc. serves as the point of contact between the board of directors and our stockholders. The office of the Secretary shall promptly forward to the intended recipient all communications from stockholders to the board of directors generally, to members of a committee of the board of directors or to one or more directors individually, as applicable.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2

APPROVAL OF THE NATIONAL CINEMEDIA, INC.

2011 PERFORMANCE BONUS PLAN

General

The Compensation Committee of our board of directors adopted the National CineMedia, Inc. 2011 Performance Bonus Plan (the “Performance Bonus Plan”) for our executive officers on January 12, 2011, and the board approved and directed that the Performance Bonus Plan be submitted to a vote of stockholders at the Annual Meeting. We are asking stockholders to approve the Performance Bonus Plan to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain of our executive officers.

Section 162(m) of the Internal Revenue Code limits the deduction that a corporation may claim for compensation paid to “covered employees” (the chief executive officer and certain other “named executive officers”). Section 162(m) generally provides that amounts paid to a covered employee in excess of $1 million are not deductible.

The deduction limit of Section 162(m) does not apply to qualifying “performance-based” compensation. Compensation can qualify as “performance-based” only if the material terms of the performance goals are disclosed to and approved by the Company’s stockholders and other requirements are satisfied. The material terms include: (1) the employees eligible to receive compensation; (2) the business criteria on which the performance goal is based; and (3) the maximum amount of compensation that could be paid to an employee if the performance goal is achieved.

Summary of the Performance Bonus Plan

The following summary is qualified in its entirety by reference to the Performance Bonus Plan, a copy of which is attached to this proxy statement as Appendix A.

Objective; Financial Performance Criteria. The purpose of the Performance Bonus Plan is to create a financial incentive for executives of NCM, Inc. to meet or exceed certain key internal financial performance metric targets (or budgets), including:

•	annual Adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted);

•	adjusted advertising revenue; and

•	network operations division annual operating and capital expenditures.

Adjusted OIBDA is a non-GAAP financial measure that adds back the make-good liability that is added to the fiscal 2012 budget, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our performance and stretch bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

Eligibility. Our five executive officers are eligible to receive awards under the Performance Bonus Plan. To be eligible for payment of an award, the executive generally must be employed by us on the date the awards are paid unless otherwise approved by the Compensation Committee.

Awards; Maximum Amount of Compensation. The Performance Bonus Plan includes a potential performance bonus award based on a specified percentage of each executive’s annual base salary with the calculation determined at the end of our 2011 fiscal year. In the case of an executive hired during the fiscal year, the amount of any bonus award will be prorated for the length of time the executive is employed during the fiscal year. The maximum award payable under the Performance Bonus Plan to any executive subject to the limitations of Section 162(m) shall not exceed 250% of each such executive’s base salary in effect on January 13, 2011.

Performance Targets. The financial performance criteria and performance targets used in determining potential performance bonus awards vary depending upon an executive’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon our actual Adjusted OIBDA (as defined), or for sales executives, actual adjusted advertising revenue, compared to our 2011 fiscal year operating budget approved by our board of directors. The specific performance targets for each executive shall be established in writing by the Compensation Committee within the first 90 days of the 2011 fiscal year, provided that the outcome is substantially uncertain at the time the Compensation Committee actually establishes the targets.

Under the Performance Bonus Plan, the potential performance bonus awards, financial performance criteria and applicable weights for financial performance criteria for our executives for the 2011 fiscal year are as follows:

President, Chief Executive Officer and Chairman. The potential performance bonus award for our President, Chief Executive Officer and Chairman is 50% to 100% of his base salary at the end of our 2011 fiscal year based on meeting 90% to 100% of our Adjusted OIBDA budget, with no performance bonus payable should our actual Adjusted OIBDA be less than 90% of budget.

Executive Vice President and Chief Financial Officer. The potential performance bonus award for our Executive Vice President and Chief Financial Officer is 37.5% to 75% of his base salary at the end of our 2011 fiscal year based on meeting 90% to 100% of our Adjusted OIBDA budget, with no performance bonus payable should our actual Adjusted OIBDA be less than 90% of budget.

President of Sales and Marketing. The potential performance bonus award for our President of Sales and Marketing is 50% to 100% of his base salary at the end of our 2011 fiscal year. The amount of his potential performance bonus award is determined based upon percentage attainment of adjusted advertising budget as follows:

Revenue % of Budget	% of Base Salary
< 80%	0%
>80% to 90%	50% to 70%
>90% to 100%	≥70% to 100%

Any expenditure in excess of the general and administrative, marketing and research expense budgets on an aggregate basis will be deducted from the actual adjusted advertising revenue for purposes of the comparison to the advertising revenue budgets.

Executive Vice President and General Counsel. The potential performance bonus award for our Executive Vice President and General Counsel is 37.5% to 75% of his base salary at the end of our 2011 fiscal year based on meeting 90% to 100% of our Adjusted OIBDA budget, with no performance bonus payable should our actual Adjusted OIBDA be less than 90% of budget.

Executive Vice President and Chief Operations Officer. The potential performance bonus award for our Executive Vice President and Chief Operations Officer is 37.5% to 75% of his base salary at the end of our 2011 fiscal year. The amount of his potential performance bonus award is weighted as follows: 75% tied to meeting 90% to 100% of our Adjusted OIBDA budget, with no performance bonus payable should our actual Adjusted OIBDA be less than 90% of budget and 25% tied to meeting network operations division annual operating and capital expenditure budgets, including capitalized overhead, with no performance payable should these expenditures exceed more than 100% of budget.

Limitation on Discretion. After the Compensation Committee has determined the potential performance bonus award based upon the designated financial performance criteria set forth above, the committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each executive, reduce the amount of the potential performance bonus award by up to 25% of the amount calculated in accordance with the objective financial performance criteria described above. The amount of reduction in any executive potential performance bonus award made in accordance with the discretion of the Compensation Committee shall not affect the amount of potential performance bonus award or actual bonus award payable to any other executive under the Performance Bonus Plan.

Stretch Bonus. In addition to the potential performance bonus award described above, all officers (including the executive officers) will be eligible for a “stretch bonus” under the Performance Bonus Plan. The stretch bonus, if any, will be payable only if we exceed our Adjusted OIBDA budget and will be incremental to the performance bonus award described above. The amount of the stretch bonus will be equal to: (i) the actual performance bonus award paid to the executive, times (ii) 50%, times (iii) the percentage that our actual Adjusted OIBDA is in excess of our budgeted Adjusted OIBDA (capped at 10%) divided by 10%.

Payment of Awards. The performance bonus awards and stretch bonus awards, if any, will be paid as soon as practicable after the fiscal 2011 annual audit is completed by our independent auditors. No executive will be eligible for a bonus award under the Performance Bonus Plan if he or she is not employed by us on the date the bonus awards are paid unless otherwise approved by the Compensation Committee. In order to comply with the short-term deferral exception under Section 409A of the Code, if the Compensation Committee waives the requirement that a participant must be employed on the date of the payment of the bonus award, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of our taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A. The performance bonus awards granted under the Performance Bonus Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, Inc., in the exercise of its sole discretion and without the consent of the employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM, Inc. shall not be required to assume any increased economic burden. If necessary to satisfy the requirements of Section 409A of the Code, payment of amounts payable pursuant to an award may be delayed for six months.

Certification of Performance. Payment of a performance bonus award or stretch bonus award to those executives who are subject to the limitations of Section 162(m) of the Code will only be made upon certification by our Compensation Committee in writing that the performance goals and any other material terms of the bonus awards were in fact satisfied. Further, payments under the Performance Bonus Plan to such executives shall be made only after the material terms of the Performance Bonus Plan have been disclosed to, and subsequently approved by, our stockholders.

Corporate Transaction. In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during the fiscal year, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the performance bonus awards but the establishment of such a separate plan shall not affect the computation of the amount of a performance bonus award payable under the Performance Bonus Plan.

Administration. The Performance Bonus Plan is administered by our Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Our Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m) of the Code. References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.

Term. The Performance Bonus Plan, if approved, is effective as of December 31, 2010, with respect to awards granted for the 2011 fiscal year beginning December 31, 2010 and ending December 29, 2011.

Federal Income Tax Consequences

Under federal tax laws currently in effect, participants will recognize ordinary income in the year of payment equal to the bonus award amount, subject to applicable income and employment tax withholding by us. We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year deduction limit under Section 162(m), provided the Performance Bonus Plan is approved by our stockholders and the other requirements of Section 162(m) are satisfied.

New Plan Benefits

Awards under the Performance Bonus Plan are based on actual future performance. As a result, the amounts that will be paid under the Performance Bonus Plan are not currently determinable. The following table sets forth the maximum awards payable under the Performance Bonus Plan based upon the maximum potential per the terms of the Performance Bonus Plan and the maximum limit of 250% of each officer’s base salary in effect on January 13, 2011, subject to stockholder approval of the Performance Bonus Plan.

Name and Position	Maximum potential per the terms of the Performance Bonus Plan (1)	Maximum limit of 250% (2)
Kurt C. Hall President, Chief Executive Officer and Chairman	$1,125,192	$1,875,320
Clifford E. Marks President of Sales and Marketing	$1,085,007	$1,808,345
Gary W. Ferrera Executive Vice President and Chief Financial Officer	$409,658	$910,350
Ralph E. Hardy Executive Vice President and General Counsel	$316,150	$702,555
Earl B. Weihe Executive Vice President and Chief Operations Officer	$281,250	$625,000

Executive Officers as a Group	$3,217,257	$5,921,570
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Estimated maximum performance bonus, including stretch bonus, based upon actual base salary as of January 13, 2011. Actual bonus amounts will be determined based upon base salary determined at the end of our 2011 fiscal year, subject to the 250% limit of each executive’s base salary in effect on January 13, 2011.
(2)	The amount determined as 250% of each executive’s base salary in effect on January 13, 2011.

Other than our President, Chief Executive Officer and Chairman, none of our directors are eligible to participate in the Performance Bonus Plan.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required to approve Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR the approval of Proposal 2. If not otherwise specified, proxies will be voted FOR approval of the 2011 Performance Bonus Plan.

PROPOSAL 3

APPROVAL OF THE CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NATIONAL CINEMEDIA, INC. TO INCREASE

THE NUMBER OF AUTHORIZED SHARES

General

Our board of directors adopted the National CineMedia, Inc. Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) effective February 7, 2007. Our board of directors approved the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares (the “Certificate of Amendment”) effective as of February 22, 2011 and directed that the Certificate of Amendment be submitted to a vote of stockholders at the Annual Meeting. The following summary is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached to this proxy statement as Appendix B.

Stockholders are being asked to approve the Certificate of Amendment, which amends our Certificate of Incorporation to increase (1) the total number of shares of capital stock that the Company shall have authority to issue from 130,000,000 to 185,000,000 and (2) the number of shares of common stock, par value $0.01 per share, from 120,000,000 to 175,000,000.

Under Delaware General Corporation Law, the Company may only issue shares of common stock to the extent that it has shares authorized for issuance under its Certificate of Incorporation. As of March 1, 2011, the Company has authorized capital stock of 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. There were no shares of preferred stock issued or outstanding as of March 1, 2011. There were 53,730,425 shares of common stock issued and outstanding (excluding unvested restricted stock) and 57,202,715 NCM LLC common membership units outstanding that may be redeemed for shares of common stock as of March 1, 2011. Additionally, as of March 1, 2011, there were 6,118,055 outstanding equity awards issued under the Equity Incentive Plan including stock options, restricted stock and restricted stock units. At March 1, 2011, the total number of shares of common stock available for issuance was 2,948,805 shares, of which 182,991 shares were reserved for issuance under the Equity Incentive Plan. The proposed amendment would have no impact on the number of authorized shares of preferred stock, nor would it impact the relative rights of the holders of our currently outstanding common stock. The holders of common stock are entitled to one vote per share on all matters submitted for action by the stockholders. Holders of common stock are entitled to share equally, share for share, in declared dividends.

We are requesting that our stockholders approve the increase in the number of shares of common stock as we believe the amount available for issuance is insufficient to provide us the needed flexibility to conduct and grow our business and plan for future events, including possible acquisitions, financings and other corporate purposes should our board of directors deem any of those actions to be in the best interest of the stockholders. The additional shares will allow us to take advantage of opportunities that might present themselves or as incentive to attract and retain top talent (see Proposal 4). It will also ensure we have an adequate reserve for anticipated common membership unit adjustments related to acquisitions or net new theatre construction by our founding members as further described in “Certain Relationships and Related Party Transactions—Transactions with Founding Members—Common Unit Adjustment Agreement.” Without such approval by the stockholders for the increase in the number of shares, we may miss important growth opportunities or the opportunity to hire key employees, which could adversely impact our future financial performance. Further, we may be required to settle the annual common unit adjustments in cash, rather than in NCM LLC common membership units, which may adversely impact our future liquidity.

If the proposal is approved, it will be become effective upon filing of the Certificate of Amendment to the

Certificate of Incorporation in the form attached as Appendix B with the Delaware Secretary of State, which we anticipate will be as soon as practicable following the 2011 Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date is required to approve Proposal 3.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 3. If not otherwise specified, proxies will be voted FOR approval of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO

THE NATIONAL CINEMEDIA, INC. 2007 EQUITY

INCENTIVE PLAN TO INCREASE THE NUMBER

OF AUTHORIZED SHARES THEREUNDER

General

The 2007 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), was approved by our stockholders on April 28, 2009. In 2009, our stockholders also approved “Free Cash Flow” as the performance measure and other material terms of performance goals for performance-based restricted stock awards under the Equity Incentive Plan. On February 22, 2011, our board of directors approved an amendment to the Equity Incentive Plan (the “Amendment”), and directed that the Amendment be submitted to a vote of stockholders at the Annual Meeting.

Stockholders are being asked to approve the Amendment, which increases the maximum number of shares of our common stock available for issuance under the Equity Incentive Plan from 7,076,000 shares to 10,076,000 shares. These additional shares are included in the increase set forth in Proposal 3 and the total amount of shares authorized for issuance under the plan would represent 5.8% of the total authorized common stock assuming approval of both proposals. The 3,000,000 additional shares are intended to provide sufficient shares for anticipated grants for the next several years. As of March 1, 2011, there were 182,991 shares available for grant. If such approval by the stockholders for the increase in shares available for grant is not approved, the Company will not have an adequate reserve of shares to attract and retain key employees in the future. Should the shares be approved and then granted over time, upon vesting of restricted shares, exercise of options and settlement of restricted stock units, NCM LLC will issue units equal to the number of shares of NCM, Inc.’s common stock issued in connection with such events, which will increase NCM, Inc.’s ownership in NCM LLC.

The proposed amendment would impact the share reserve of the Equity Incentive Plan and have no impact on any other provisions, including the performance criteria and other material terms of the performance goals for performance-based restricted stock awards.

Burn Rate Analysis

The following table does not include options, time-based restricted stock or performance-based restricted stock awards or units that were granted and subsequently forfeited.

Fiscal year	Number of Options granted	Number of Time- based restricted stock granted	Number of Performance- based restricted stock units granted (1)	Total grants	Weighted Average NCM, Inc. shares outstanding (3)	Burn Rate	Weighted Average NCM LLC units outstanding (4)	Fully Diluted Burn Rate
2010	1,186,507	—	429,585	1,616,092	46,369,411	3.49%	107,680,776	1.50%
2009	1,156,515	—	424,555	1,581,070	42,118,639	3.75%	101,406,663	1.56%
2008 (2)	259,000	31,500	—	290,500	42,040,879	0.69%	97,649,764	0.30%

Three-Year Average						2.64%		1.12%

(1)	Performance-based restricted stock awards are described further below in “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive.” The amounts are presented based on 100% of the grant date amounts and do not include an estimate of performance.
(2)

In February 2008, the Compensation Committee engaged a compensation consulting firm to assess the competitiveness of pay for the Company. See “Compensation Study” below and “Compensation Discussion and Analysis” for additional information. As part of their review, the Compensation Committee began to issue additional grants beginning in 2009 to promote stock ownership among our employees in order to align their interests with those of our stockholders.
(3)	Determined as of the last day of each fiscal year.
(4)	Weighted average NCM LLC units outstanding assuming redemption of common membership units.

Summary of the Equity Incentive Plan

The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is attached to this proxy statement as Appendix C.

Purpose; Eligibility. The Equity Incentive Plan assists us in attracting, retaining, motivating and rewarding employees, directors and consultants, and promoting the creation of long-term value for our stockholders by aligning the interests of our executive and key staff members with those of our stockholders. The Equity Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and cash awards to directors, officers, employees, consultants and other individuals who perform services for us or for our affiliates. As of December 30, 2010, all six independent directors and all five officers of NCM, Inc. as well as all 609 employees of NCM LLC are eligible to participate in the Equity Incentive Plan.

Share Reserve. The total number of shares of our common stock available for issuance or delivery under the Equity Incentive Plan is 7,076,000 shares and we are requesting that our stockholders approve an increase of 3,000,000 shares to 10,076,000 shares, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate event. For purposes of determining the number of shares remaining available for issuance under the Equity Incentive Plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the plan. Shares issued under the Equity Incentive Plan may be authorized and unissued shares or treasury shares.

The maximum number of shares that may be covered by an award granted under the Equity Incentive Plan to any single participant in any calendar year cannot exceed 500,000, excluding substituted awards. The maximum dollar amount that may be awarded to a single participant in any calendar year cannot exceed $5,000,000, excluding substituted awards.

Administration. Generally, the Compensation Committee administers the Equity Incentive Plan and approves those persons who will be granted awards and the amount, type and other terms and conditions of the awards. The Compensation Committee has full authority to administer the Equity Incentive Plan, including the authority to interpret and construe any provision in the plan and the terms of any award agreement and to adopt such rules and regulations for administering the plan that it may deem necessary or appropriate.

Significant Features of Incentive Awards. The following is a description of the significant terms that apply to each type of award issued under the Equity Incentive Plan:

•

Options and Stock Appreciation Rights. Each option will entitle the holder to purchase a specified number of shares at a specified exercise price. Each option agreement will specify whether the option is an “incentive stock option” or “ISO” (within the meaning of Section 422 of the Code) or a nonqualified stock option. Each stock appreciation right will entitle the holder to receive, upon exercise, the excess of the fair market value of a share at the time of exercise over the base price of the stock appreciation right multiplied by the specified number of shares as to which the stock appreciation right is being exercised. The exercise or base price of each option and stock appreciation right cannot be less than

100% of the fair market value of a share on the date the award is granted. The term of any option or stock appreciation right cannot exceed ten years, except for substituted awards and the option or stock appreciation right will vest over a period determined by the committee. Each option or stock appreciation right agreement will specify the consequences to the award with respect to a termination of service with us and our affiliates.

•

Restricted Stock and Restricted Stock Units. The committee may grant a restricted stock award, which is a grant of actual common shares subject to a risk of forfeiture and restrictions on transfer. The committee may also grant an award of restricted stock units, a contractual commitment to deliver shares at a future date. The terms and conditions of any restricted stock award or award of restricted stock units will be determined by the committee and such restrictions and limitations may include vesting requirements based upon the achievement of specific performance goals established by the committee with respect to the grant of one or more awards under the Equity Incentive Plan.

•	Other Stock-Based Awards. The committee may grant other types of stock-based awards in such amounts and subject to such terms and conditions as the committee determines.

Performance Awards. The committee may grant awards of performance shares or performance units to participants in such amounts and upon such terms as the committee shall determine. In 2009, our stockholders approved “Free Cash Flow” as the performance criteria and other material terms of performance goals for restricted stock awards intended to qualify as performance-based compensation for purposes of Section 162(m).

Tax Withholding. The plan provides that participants may elect to satisfy certain federal, state or local income and employment tax withholding requirements by remitting to us cash or, subject to certain conditions, shares or by instructing us to withhold shares payable to the participant.

Amendment and Termination. Our board of directors may amend, modify or terminate the Equity Incentive Plan or the Compensation Committee’s authority to grant awards under the Equity Incentive Plan in any respect, except that, to the extent that any applicable law, regulation or rule of a stock exchange requires stockholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without stockholder approval. We will not make any grants under the Equity Incentive Plan following the tenth anniversary of the date the plan became effective, but awards outstanding at that time will continue in accordance with their terms.

Federal Income Tax Consequences

The following is intended only as a brief summary of the material U.S. federal income tax consequences of the Equity Incentive Plan. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Options and Stock Appreciation Rights. In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received. A participant will not recognize ordinary income upon exercise of an ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election).

Section 409A. Section 409A of the Code imposes election, payment and funding requirements on “nonqualified deferred compensation” plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. Certain awards that may be issued under the plan may constitute a “deferral of compensation” subject to the requirements of Section 409A of the Code.

Section 162(m). Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deduction limitation of Section 162(m). Under the Equity Incentive Plan, options and stock appreciation rights granted with an exercise price at least equal to 100% of the fair market value of the underlying shares on the date of grant are intended to qualify as “performance-based” compensation. In addition, grants of restricted stock that require satisfaction of performance-based requirements in order to become vested and non-forfeitable are intended to satisfy the requirements of Section 162(m) if the measure of performance for vesting of the restricted stock award is approved by our stockholders and the other requirements of Section 162(m) are satisfied. A number of requirements must be met in order for particular compensation to qualify, and we cannot assure you that compensation under the Equity Incentive Plan will be fully deductible by us under all circumstances.

Compensation Study

The Compensation Committee engaged Towers Watson, a nationally recognized compensation consulting firm, to assess the competitiveness of pay to our officers, including our named executive officers and independent directors. See “Compensation Discussion and Analysis” for additional information. Towers Watson made its recommendations that covered a three-year compensation plan to the Compensation Committee and board of directors in July 2008. Based upon that information, the Compensation Committee increased the level of annual grants beginning in January 2009 to promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals. As planned, these grants in 2009, 2010 and 2011 essentially depleted the share reserve in the Equity Incentive Plan and there were 182,991 shares available for grant as of March 1, 2011. The Compensation Committee did not engage Towers Watson to update the assessment in 2010 and it continues to rely on the 2008 assessment. The Compensation Committee is planning to engage an independent consulting firm to provide an updated assessment in the second half of 2011.

New Plan Benefits and Other Information

If our stockholders approve the Amendment, the new plan benefits for our named executive officers, the executive officer group, the non-executive director group and non-executive officer employee group are not determinable. For information regarding prior awards made under the Equity Incentive Plan, see the executive compensation and director compensation tables and the “Burn Rate Analysis” included in this proxy statement.

Shares issuable under the Equity Incentive Plan are shares of our common stock, $0.01 par value per share. The closing price of a share of our common stock on March 1, 2011 was $18.73.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 4.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 4. If not otherwise specified, proxies will be voted FOR approval of the Amendment to the 2007 Equity Incentive Plan to increase the number of authorized shares thereunder.

Equity Incentive Plan Information

The following table sets forth, as of December 30, 2010, information for all equity compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,791,808	(1)	$15.55	(2)	1,690,186	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	4,791,808		$15.55		1,690,186

(1)	Includes 3,876,224 stock option grants and 915,584 restricted stock awards, which assumes the number of restricted stock shares that will vest is 100% of the Free Cash Flow target.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan. The amount is presented based on the 2009 and 2010 grant date amounts and does not include an estimate of performance. The number of remaining shares of our common stock available for issuance under the Equity Incentive Plan was 182,991 as of March 1, 2011.

The Equity Incentive Plan, as amended, was approved by our stockholders on April 28, 2009.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As a result of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders are being asked to consider an advisory vote on executive compensation, also known as “say-on-pay.” This non-binding advisory vote considers the information in this proxy statement included in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures pursuant to the rules of the Securities and Exchange Commission.

Because your vote is advisory, it will not be binding on either the board of directors or the Company. However, the Compensation Committee and board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis—Pay-for-Performance” on page 31). Under these programs, our executives are incentivized to achieve specific annual and long-term company performance goals established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders requires the affirmative vote of the holders of a majority of the votes cast on this proposal voting in favor of this Proposal 5. Abstentions and broker non-votes will have the effect of a vote against the proposal.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 5, the approval on an advisory basis, of our executive compensation program, as presented in this proxy statement. If not otherwise specified, proxies will be voted FOR the approval of our executive compensation program. This say-on-pay proposal is non-binding.

PROPOSAL 6

ADVISORY VOTE ON THE FREQUENCY OF THE

EXECUTIVE COMPENSATION ADVISORY VOTE

Under the Dodd-Frank Act noted in Proposal 5, stockholders are being asked to consider an advisory vote on the frequency of the say-on-pay proposal, as to whether the executive compensation advisory vote should occur every one, two or three years.

The board of directors recommends at this time that stockholders vote for the option of an advisory vote on executive compensation every year. Our board of directors recognizes that executive compensation is an important matter of stockholder concern and believes that providing stockholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Further, we believe this frequency should provide the board of directors and the Compensation Committee with more immediate stockholder input on the Company’s executive compensation programs.

Our stockholders have the opportunity to vote, on an advisory basis, for the preferred frequency by choosing the option of every one year, two years, or three years or to abstain from voting when you vote in response to the following resolution at our Annual Meeting:

“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required

The frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by the stockholders. Stockholders are not voting to approve or disapprove of the board of directors’ recommendation. Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote. This vote is advisory and is not binding on the Company or the board. However, the board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future advisory votes on executive compensation.

Recommendation

The board of directors recommends that stockholders vote for a ONE YEAR frequency for future advisory votes on executive compensation. If not otherwise specified, proxies will be voted for a ONE YEAR frequency for an advisory vote on executive compensation. This say-on-frequency proposal is non-binding.

PROPOSAL 7

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as independent auditors, to audit our financial statements for the year ending December 29, 2011, and to perform other appropriate accounting services.

Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent auditors, our board of directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2010 and 2009, the following amounts:

	2010	2009
Audit Fees	$629,700	$637,649
Audit Related Fees (1)	145,000	150,500

Total Audit and Related Fees	774,700	788,149
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$774,700	$788,149

(1)	Audit related fees consisted primarily of assistance with our registration statement filings and assistance with offering memorandums and registration statement filings for our founding members, which were reimbursed to the Company by the founding members.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditor must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our IPO in February 2007, all of our independent auditors’ services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 7.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 7. If not otherwise specified, proxies will be voted FOR the appointment of Deloitte & Touche LLP as our independent auditors for our 2011 fiscal year.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 30, 2010 with management and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, with Deloitte & Touche LLP, an independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 30, 2010 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

James R. Holland, Jr.

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended December 30, 2010 in NCM, Inc.’s Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Chairman

Stephen L. Lanning

Edward H. Meyer

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

During fiscal 2010, the Company had the following named executive officers: Kurt Hall—President, Chief Executive Officer and Chairman, Clifford Marks—President of Sales and Marketing, Gary Ferrera—Executive Vice President and Chief Financial Officer, Ralph Hardy—Executive Vice President and General Counsel and Earl Weihe—Executive Vice President and Chief Operations Officer.

Executive Summary

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

The Company is committed to ensuring the best practices regarding its executive compensation programs are followed, including a policy prohibiting hedging transactions that is part of the insider trading policy and the practice of submitting the annual Performance Bonus Plan for stockholder approval for potentially favorable income tax treatment.

Fiscal Year 2010 Performance. For 2010, the Company reported record Adjusted OIBDA and adjusted advertising revenue, which are defined below in “Elements of Compensation—Annual Performance Bonus,” primarily due to the continued expansion of our overall client base, increased inventory utilization and increased national advertising rates. The targets for 2010 were established in the beginning of 2010 with little visibility into the second half of the year. The increases from the targets were primarily due to a faster recovery of the overall economy and our ability to increase the sales of our advertising inventory sooner than was originally anticipated. The following table summarizes the key financial metrics on which the Company bases its executive compensation:

Fiscal 2010 Performance measures

(in millions) (1)

	Target	Actual	Achievement relative to target
Adjusted OIBDA	$208.0	$225.4	108.4% of Adjusted OIBDA target
Adjusted advertising revenue	$317.4	$342.3	107.8% of Advertising revenue target

(1)	Refer to “Annual Performance Bonus” below for additional details and calculations.

Pay-for-Performance. The following table presents the elements of compensation as a percentage of total compensation for fiscal year 2010, computed using the Fiscal 2010 Summary Compensation Table.

Fiscal Year 2010 Elements of Compensation Mix

	Kurt C. Hall	Clifford E. Marks	Gary W. Ferrera	Ralph E. Hardy	Earl B. Weihe
Base Salary	17%	23%	21%	25%	15%
Annual Performance Bonus	25%	33%	23%	27%	10%
Discretionary Bonus	0%	0%	0%	0%	9%
Long-Term Incentive	57%	43%	55%	47%	65%
Other Compensation	1%	1%	1%	1%	1%

The Compensation Committee believes that having a larger percentage of executive officers’ pay as performance-based compensation ensures their interests are aligned with those of our stockholders. The following table presents the percentage of non-performance-based compensation and performance-based compensation to total compensation for fiscal year 2010, computed using the Fiscal 2010 Summary Compensation Table and related tables.

Fiscal Year 2010 Pay-for-Performance Mix

Name and Position	Non-Performance- Based Compensation (1)	Performance-Based Compensation (2)
Kurt C. Hall President, Chief Executive Officer and Chairman	18%	82%
Clifford E. Marks President of Sales and Marketing	24%	76%
Gary W. Ferrera Executive Vice President and Chief Financial Officer	22%	78%
Ralph E. Hardy Executive Vice President and General Counsel	26%	74%
Earl B. Weihe Executive Vice President and Chief Operations Officer	15%	85%

(1)	Sum of the 2010 “Salary” and “All Other Compensation” from the Summary Compensation Table less the 2010 “Restricted Stock Dividends” from footnote (5) to the Summary Compensation Table, divided by the 2010 “Total” from the Summary Compensation Table.

(2)	Sum of the following from the Summary Compensation Table: 2010 “Bonus,” “Stock Awards,” “Option Awards,” “Non-Equity Incentive Plan Compensation” plus the 2010 “Restricted Stock Dividends” from footnote (5) to the Summary Compensation Table, divided by the 2010 “Total” from the Summary Compensation Table.

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to:

•	review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies;

•	provide shorter term cash incentives primarily for achieving specified performance objectives;

•

provide a mix of long-term equity incentives that are time and performance based that promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals; and

•	establish and monitor appropriate cash pay and annual operating performance relationships and annual long-term incentive plan cost and share dilution goals.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members). Our objectives are to maintain compensation plans with an appropriate balance of base salary, annual performance bonus and long-term incentives (including stock-based awards) and to tie a substantial portion of executives’ overall compensation to key financial goals such as achievement of targeted levels of adjusted advertising revenue and non-GAAP measures such as Adjusted OIBDA.

Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation

Our Chief Executive Officer (“CEO”) had substantial input in determining executive compensation and made all of the recommendations for the other four named executive officers that were ultimately approved by the Compensation Committee.

In February 2008, the Compensation Committee engaged Towers Watson, a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. The Compensation Committee did not engage Towers Watson to update the assessment in 2010 and it continues to rely on the 2008 assessment. Towers Watson provides no services to the Company or its management other than services related to the Company’s executive compensation. The Compensation Committee is planning to engage an independent consulting firm to provide an updated assessment in the second half of 2011.

As part of their review, Towers Watson considered base salary, annual performance bonus, total cash compensation (combined salary and annual performance bonus), value of long-term incentives, and total compensation. Towers Watson developed and recommended a peer group for comparison to our executive officers based on publicly-traded media companies with revenues generally between $350 million and $6.5 billion and market capitalization generally between $500 million and $6.2 billion. The Compensation Committee reviewed and approved the peer group.

Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant to guide its decision making. The recommendation was that executive total direct compensation should be targeted near the median of the range in the media industry. However, the Compensation Committee uses its discretion to design our compensation programs.

The following peer companies were used in our competitive analysis:

Citrix Systems Inc. Akamai Technologies Inc. Interpublic Group of Companies Inc. (The) Lamar Advertising Co. Interactive Data Corp. Equinix Inc DreamWorks Animation Inc.	QLogic Corp. Hearst-Argyle Television Inc. Marvel Entertainment Inc. ValueClick Inc. WebMD Health Corp. Digital River Inc.	Harte Hanks Inc. Arbitron Inc. CNET Networks Inc. Cox Radio Inc. Sinclair Broadcast Group Inc. Valassis Communications Inc.

Elements of Compensation

Executive compensation consists of the following elements:

Component	Purpose	Characteristics	Where reported in accompanying tables
Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component	Summary Compensation Table under the heading “Salary”

Annual Performance Bonus	Reward individual achievement against specific objective financial goals	A cash performance bonus award of 50% up to 100% of base salary with an additional “stretch bonus” amount of up to 50% of the performance bonus	Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and Grants of Plan Based Awards Table

Discretionary Bonus	Reward individual high performance	A cash bonus at the discretion of our Compensation Committee	Summary Compensation Table under the heading “Bonus”

Long-Term Incentive	Reward for the creation of stockholder value	The equity incentive plan provides for the grant, at the discretion of our board and Compensation Committee, of stock options, restricted stock and other equity instruments	Summary Compensation Table under the headings “Stock Awards” and “Option Awards,” Grants of Plan Based Awards Table, Outstanding Equity Awards Table and Option Exercises and Stock Vested Table

Other Compensation	Provide an appropriate level of employee benefit plans and programs	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividends paid on unvested restricted stock; and other customary employee benefits	Summary Compensation Table under the heading “All Other Compensation”

Potential Payments Upon Termination or Change in Control	Provide an appropriate level of payment in the event of a change in control or termination	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement	Potential Payments Upon Termination or Change in Control

The Compensation Committee determines the portion of compensation allocated to each element for each individual named executive officer. Our Compensation Committee may reevaluate the current policies and practices as it considers advisable. The elements of executive compensation are generally independent of each other.

Base Salary. Base salaries for our executives were established based on the scope of their responsibilities, taking into account the internal value and importance of the role, as well as experience and seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee.

Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements and are generally for relatively small percentage cost of living increases.

The Compensation Committee reviewed executive compensation in January 2010 and decided to increase the base salary by a cost of living adjustment of 2% for Messrs. Hall, Marks and Ferrera on January 14, 2010, which is consistent with the average increases given to the majority of employees. Mr. Hardy received an increase of approximately 15% to reflect a cost of living adjustment and to bring his total compensation closer to a competitive level when considered in aggregate with the performance bonus described below.

On January 14, 2010, Earl B. Weihe was appointed Executive Vice President and Chief Operations Officer. The Compensation Committee increased Mr. Weihe’s base to salary to $200,000 per year on January 14, 2010 and to $250,000 per year effective December 1, 2010 in order to raise his base compensation to be more in line with his peers.

For 2010, we believe total cash compensation of our executives, which is base salary combined with the annual performance bonus and discretionary bonus, was within a market competitive range.

Annual Performance Bonus. Annual performance bonuses are intended to compensate executives for achieving financial goals that support our operational and strategic goals. The target percentages for our executives were established based on the level of responsibility, base salary, as well as experience and seniority of the individual. We believe our total cash compensation is competitive as our lower base pay is offset by a higher annual performance bonus. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with our stockholders. The stretch bonus is further incentive for the executive officers to exceed operating budgets and thus further increase our equity value.

Payments of performance bonuses, including any stretch bonus, are objectively calculated based on the achievement of specific financial targets for each named executive pursuant to the terms of the annual Performance Bonus Plan, which ensure the executive compensation is aligned with the performance of the Company.

The Compensation Committee adopted the National CineMedia, Inc. 2010 Performance Bonus Plan on January 13, 2010 and it was approved by our stockholders on April 27, 2010. The financial performance criteria and potential bonus levels were consistent with prior years with the exception of Mr. Hardy. Mr. Hardy’s annual potential performance bonus was increased to a maximum of 75% of his 2010 base salary, which was consistent with the other then named executive officers.

The awards under the Performance Bonus Plan were determined in accordance with the Company’s actual performance of its internal targets. We believe the amounts paid under the plan are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column from the Summary Compensation Table for 2010.

	Performance Bonus			Stretch Bonus
Name	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Total Non-Equity Incentive Plan Compensation
Kurt C. Hall	100%	100%	$735,420	50%	83%	$306,804	$1,042,224
Clifford E. Marks	100%	100%	$709,155	50%	83%	$295,847	$1,005,002
Gary W. Ferrera	75%	100%	$267,750	37.5%	83%	$111,700	$379,450
Ralph E. Hardy	75%	100%	$196,978	37.5%	83%	$82,175	$279,153
Earl B. Weihe	50%	100%	$100,000	25%	83%	$41,718	$141,718

We have conducted in the past, and we intend to conduct in the future, an annual review of the aggregate level of our executive compensation as part of the annual budget review, which includes determining the operating metrics used to measure our performance and to compensate our executive officers. However, the ease or difficulty in achieving the metrics for compensation was not a factor in the board or Compensation Committee’s approval of the budget. The objective financial factors are consistent with the metrics used in previous years and represent the metrics the Compensation Committee believes may best encourage sound decisions regarding operations and investment of capital and are important to our goal of increasing the value of our equity. We believe we have adequately addressed the risks that an executive might be incentivized to take inappropriate actions to meet the performance metrics through our internal controls over financial reporting.

Our annual performance bonus traditionally has been paid in a single installment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by the Compensation Committee in conjunction with the issuance of our annual audit report.

Fiscal 2010 Performance Bonus

	Kurt C. Hall	Clifford E. Marks (1)	Gary W. Ferrera	Ralph E. Hardy	Earl B. Weihe
Performance Bonus Potential (2)	100%	100%	75%	75%	50%

Performance Bonus Measures:
Adjusted OIBDA	100%		100%	100%	75%
Adjusted advertising revenue		100%
Technology and Operations operating and capital expenditures budgets					25%

2010 Stretch Bonus
Stretch Bonus Potential (3)	50%	50%	37.5%	37.5%	25%

(1)	The performance bonus potential is based on the percentage of advertising revenue target achieved as follows:

Percentage of Advertising Revenue Target Achieved	% of Base Salary
Performance Bonus
Less than 80%	0%
Greater than 80% to 90%	50% to 70%
Greater than 90% to 100%	≥70% to 100%

(2)	Percentage of base salary determined as of January 14, 2010.
(3)	The 2010 Stretch Bonus potential is 50% of the Performance Bonus paid times the percentage that Adjusted OIBDA is in excess of budget (capped at 10%), divided by 10%.

Fiscal 2010 Performance Measures

(in millions)

	Target	Actual	Achievement relative to target
Performance Measure
Adjusted OIBDA (a)	$208.0	$225.4	108.4% of Adjusted OIBDA target
Adjusted advertising revenue (b)	$317.4	$342.3	107.8% of Advertising revenue target
Technology and Operations operating expenditures	$25.7	$25.4	Under-spent target by 1%
Technology and Operations capital expenditures	$11.1	$10.2	Under-spent target by 8%

(a)	Adjusted OIBDA, a non-GAAP financial measure, is one measure used by management to measure the Company’s operating performance. Adjusted OIBDA represents operating income (loss) before depreciation and amortization expense and other costs. Adjusted OIBDA adds back the make-good liability shifted into 2011, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our Performance and Stretch Bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2010 Target	FY 2010 Actual
Operating income	$183.5	$190.6
Depreciation and amortization	16.9	17.8
Make-good liability	—	2.8
Share-based compensation costs and other costs	7.6	14.2

Adjusted OIBDA	$208.0	$225.4

(b)	Adjusted advertising revenue for purposes of this calculation is a non-GAAP financial measure used by management to measure the performance of certain of its advertising sales personnel, including Mr. Marks. Adjusted advertising revenue represents reported advertising revenue less founding member circuit beverage revenue and other founding member payments included in revenue plus the make-good liability shifted into 2011. You should not consider this measure in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue (dollars in millions).

	FY 2010 Target	FY 2010 Actual
Advertising revenue	$361.1	$379.4
Less: Founding member circuit beverage revenue and other revenue	(43.7)	(39.9)
Plus: Make-good liability	—	2.8

Adjusted advertising revenue	$317.4	$342.3

Discretionary Bonus. The Compensation Committee, at its option and upon recommendations from the CEO, may award discretionary bonuses, or other types of compensation, for performance above and beyond that which is rewarded under the Performance Bonus Plan. The Compensation Committee considers performance which benefits essential elements of our business plan and uses its judgment based on discretionary factors, including but not limited to, achievement of other more subjective measures of individual performance.

Rewards are determined in the context of our compensation philosophy to retain, motivate and reward talented executives. Individual high performance during the year is recognized during the annual performance review process, and as such, the bonus amounts can be highly variable from year to year.

For fiscal year 2010, the CEO recommended and the Compensation Committee approved a discretionary bonus equal to 25% of base salary for Mr. Weihe to reflect his performance, to bring his bonus as a percentage of his base salary to 75% in order to be consistent with the Company’s other executive officers.

Long-Term Incentive. We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We adopted an equity incentive plan, the National CineMedia, Inc. 2007 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.”

All grants under the Equity Incentive Plan to our executive officers are generally proposed annually by the CEO at the start of each fiscal year and approved and priced by the Compensation Committee and board at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee. Grants are calculated on an overall award value based on a specified percentage of their annual base salary. Refer to footnote (1) to the table below for additional information. The value of the awards is set at the closing price of the Company’s common stock on the date of approval by the Compensation Committee and board of directors.

On January 14, 2010, the Compensation Committee, with approval of our board of directors, granted stock options and performance-based restricted stock awards to Messrs. Hall, Marks, Ferrera, Hardy and Weihe. The 2010 stock option awards are scheduled to vest 33.33% each year over the next three years, subject to continuous service unless approved by the Compensation Committee. The stock options have a 10-year term and an exercise price of $16.97 per share. On November 4, 2010, the Compensation Committee, with the approval of our board of directors, granted stock options and performance-based restricted stock awards to Mr. Weihe in conjunction with his promotion to Executive Vice President and Chief Operations Officer. The stock option awards are scheduled to vest 33.33% each year of the next three years, subject to continuous service. The stock options have a 10-year term and an exercise price of $19.17 per share. For additional information, see the Grants of Plan Based Awards table.

Consistent with our goals of aligning management and stockholder interests, the 2009 and 2010 grants to our executive officers provided a mix of long-term equity incentives that are time and performance based. The Company began to increase the long-term incentives over a three-year period beginning in January 2009 to bring the aggregate management equity grants up to a more competitive level.

The 2009 and 2010 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measurement period, with 50% of the award vesting at 90% of achievement and 150% vesting at 110% of achievement (with interpolation between 90% and 110%). Dividends accrue and will be paid upon vesting. In the event that shares are forfeited, accrued dividends on those shares shall also be forfeited. “Free Cash Flow” is defined as Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) less capital expenditures. In the past, we defined “Free Cash Flow” as EBITDA (earnings before interest, tax and depreciation and amortization expense) less capital expenditures. EBITDA is most directly comparable to net income. However, the Company’s reconciliation for EBITDA made adjustments for items such as income taxes, noncontrolling interest and interest expense, which are not part of operating income, therefore OIBDA and EBITDA yield the same results. This calculation methodology change was made to make it easier for the Company to provide a reconciliation of the metric as required by SEC rules.

As of December 30, 2010, the Company evaluated its progress towards achievement of the 2009 and 2010 three-year projections in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), “Compensation-Stock Compensation” and estimated achievement is in excess of the original three-year projections and thus we recorded approximately $800,000 in incremental expense for the executive officers in the 2010 financial statements for the 2009 and 2010 grants. It is expected that actual results could vary from these estimates, especially in the later years included in the three-year projections. Of the goals for the 2009 grants, actual results for 2009 and 2010 were 101% and 107% of the original annual projections, respectively and for the 2010 grants, actual 2010 results were 107% of the original annual projection. These increases from the original annual projections are primarily due to a faster recovery of the overall economy and our ability to increase the sales of our advertising inventory sooner than was originally anticipated.

The following table shows the maximum number of shares that could be received under the Equity Incentive Plan for the 2010 awards:

Name and Position	Number of Shares of Restricted Stock (1)	Number of Stock Options (2)	Total Number of Shares
Kurt C. Hall President, Chief Executive Officer and Chairman	76,787	230,360	307,147
Clifford E. Marks President of Sales and Marketing	41,136	123,407	164,543
Gary W. Ferrera Executive Vice President and Chief Financial Officer	28,992	86,975	115,967
Ralph E. Hardy Executive Vice President and General Counsel	15,235	45,704	60,939
Earl B. Weihe (3) Executive Vice President and Chief Operations Officer	26,961	80,882	107,843

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the Free Cash Flow target. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target (up to 110% of Free Cash Flow), Mr. Hall could receive up to 38,393 additional shares; Mr. Marks could receive up to 20,568 additional shares; Mr. Ferrera could receive up to 14,496 additional shares, Mr. Hardy could receive up to 7,618 additional shares and Mr. Weihe could receive up to 13,481 additional shares.

The restricted stock amount is calculated at the award value, divided by the strike price, or $16.97 per share, the closing price of our common stock on the grant date. Following is the calculation of the award value:

Name	2010 Base Salary	Multiple of Base Salary	Award Value
Kurt C. Hall	$735,420	177%	$1,303,072
Clifford E. Marks	$709,155	98%	$698,074
Gary W. Ferrera	$357,000	138%	$491,991
Ralph E. Hardy	$262,637	98%	$258,533
Earl B. Weihe (a)	$200,000	59%	$118,125

(a)	Excludes the November 2010 grant, which served to bring Mr. Weihe’s award value in line with that of the other executive officers and to reflect his promotion to Executive Vice President and Chief Operations Officer.

(2)	The amount is calculated at three times the number of shares of restricted stock.
(3)	Mr. Weihe was granted 6,961 and 20,000 shares of performance-based restricted stock and 20,882 and 60,000 stock options on January 14, 2010 and November 4, 2010, respectively in connection with his promotion to Executive Vice President and Chief Operations Officer.

Other Compensation. Our employees, including our named executive officers, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Employment Agreements

On February 13, 2007, NCM, Inc. and NCM LLC entered into multi-year employment agreements with each of our named executive officers as described further below, except for Mr. Weihe. The agreements were amended effective as of January 1, 2009 in order to comply with the requirements of Section 409A and Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee believes these multi-year employment agreements are standard in our industry for top executives. We anticipate entering into an employment agreement with Mr. Weihe during 2011. See “Potential Payments Upon Termination or Change in Control” below for additional provisions in the agreements.

Kurt C. Hall

Mr. Hall’s employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as President, Chief Executive Officer and Chairman of the Board of NCM, Inc. On each May 24, beginning in 2007, one year is added to the term of the agreement. The agreement initially provided that Mr. Hall be paid an initial base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed to be relevant by the Compensation Committee. The Compensation Committee increased Mr. Hall’s base salary to $721,000 effective January 2008, to $735,420 effective January 14, 2010 and to $750,128 effective January 13, 2011. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket business expenses. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of NCM, Inc. or its affiliates or subsidiaries except in the business of and for the benefit of NCM, Inc., or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as the President of Sales and Marketing. On each September 30, beginning in 2008, 24 months is added to the termination date of the agreement. Under the agreement, Mr. Marks is paid a base salary, which was initially at the rate of $675,000 per year with increases of not less than 1% annually; however the Company and Mr. Marks agreed that his base salary would not be increased for fiscal 2009. The Compensation Committee increased Mr. Marks’ base salary to $695,250 effective January 2008, to $709,155 effective January 14, 2010 and to $723,338 effective January 13, 2011. The Compensation Committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. The Compensation Committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with NCM, Inc., its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Gary W. Ferrera

Mr. Ferrera’s employment agreement, which initially had a one-year term beginning February 13, 2007, provides that he will serve as Executive Vice President and Chief Financial Officer of NCM, Inc. On each April 1, beginning in 2007, one year is added to the termination date. The agreement initially provided that Mr. Ferrera be paid an initial base salary of $325,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Ferrera’s base salary to $350,000 effective January 2008, to $357,000 effective January 14, 2010 and to $364,140 effective January 13, 2011. In addition to base salary, Mr. Ferrera is eligible to receive an annual bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Ferrera has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ferrera has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement initially provided that Mr. Hardy be paid an initial base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Hardy’s base salary to $228,380 effective January 2008, to $262,637 effective January 14, 2010 and to $281,022 effective January 13, 2011. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Compensation Decisions for 2011

Below is information about compensation decisions made for executive officers in early 2011.

Base Salary. The Compensation Committee reviewed executive compensation in January 2011 and decided to increase the base salary by a cost of living adjustment of 2% for Messrs. Hall, Marks and Ferrera on January 13, 2011, which is consistent with the average increases given to the majority of employees. Mr. Hardy received an increase of approximately 7% to reflect a cost of living adjustment and to bring his total compensation up to a more competitive level when considered in aggregate with the performance bonus described below. Mr. Weihe received a 25% increase effective December 1, 2010 to reflect his promotion to Executive Vice President and Chief Operations Officer.

Annual Performance Bonus. The Compensation Committee adopted the National CineMedia, Inc. 2011 Performance Bonus Plan on January 12, 2011, and the board directed that the Performance Bonus Plan be submitted to a vote of stockholders at our Annual Meeting.

The 2011 Performance Bonus Plan is consistent with the 2010 plan and the process for setting the financial targets for 2011 is consistent with previous years as part of the annual budget review. Mr. Weihe’s potential performance bonus percentage was increased from 50% to 75% of base salary to reflect his promotion to Executive Vice President and Chief Operations Officer and to bring his bonus potential in line with the Company’s executive officers. See discussion of the 2011 Performance Bonus Plan included with Proposal 2.

Long-Term Incentive. On January 13, 2011, the Compensation Committee, with the approval of the board, granted stock options and performance-based restricted stock awards to each of our executive officers, as described in greater detail below.

The following table shows the maximum number of shares granted to each of our executive officers for these awards:

Name and Position	Number of Shares of Restricted Stock (1)	Number of Stock Options (2)	Total Number of Shares
Kurt C. Hall President, Chief Executive Officer and Chairman	73,502	220,506	294,008

Clifford E. Marks President of Sales and Marketing	59,064	177,192	236,256

Gary W. Ferrera Executive Vice President and Chief Financial Officer	27,752	83,255	111,007

Ralph E. Hardy Executive Vice President and General Counsel	19,122	57,367	76,489

Earl B. Weihe Executive Vice President and Chief Operations Officer	17,011	51,034	68,045

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative Free Cash Flow target. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target, the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Hall could receive up to 36,751 additional shares; Mr. Marks could receive up to 29,532 additional shares; Mr. Ferrera could receive up to 13,876 additional shares; Mr. Hardy could receive up to 9,561 additional shares and Mr. Weihe could receive up to 8,505 additional shares for a total up to 98,225 additional shares to the Executive Officers as a Group.

The restricted stock amount is calculated at the award value, divided by the strike price, or $18.37 per share, the closing price of our common stock on the grant date. The multiple of base salary amounts were increased for 2011 over 2010 as follows: for Mr. Marks to reflect achievement of 107.8% of the adjusted advertising revenue targets, to bring Mr. Hardy’s total compensation up to a more competitive level and to reflect Mr. Weihe’s promotion to Executive Vice President and Chief Operations Officer. Following is the calculation of the award value:

Name	2011 Base Salary	Multiple of Base Salary	Award Value
Kurt C. Hall	$750,128	180%	$1,350,230
Clifford E. Marks	$723,338	150%	$1,085,007
Gary W. Ferrera	$364,140	140%	$509,796
Ralph E. Hardy	$281,022	125%	$351,278
Earl B. Weihe	$250,000	125%	$312,500

(2)	The amount is calculated at three times the number of shares of restricted stock.

The stock options are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The stock options have a 10-year term and an exercise price of $18.37, the closing price of the Company’s common stock on January 13, 2011, the date of approval of the grants.

The restricted stock awards are scheduled to vest based upon achievement of at least 90% of the actual cumulative Free Cash Flow target at the end of the three-year measurement period. The restricted stock awards include the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares of restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Award Vesting %	Free Cash Flow Target Actual %
100%	100%
50%	90%
None	<90%

If actual cumulative Free Cash Flow is between 90% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow.

FISCAL 2010 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our named executive officers during the years indicated. For additional information regarding the material terms of each named executive officers’ employment agreement, see “Employment Agreements” in the Compensation Discussion and Analysis (“CD&A”) and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total (6)
Kurt C. Hall	2010	$735,420	—	$1,303,075	$1,114,875	$1,042,224	$35,928	$4,231,522
President, Chief Executive Officer and Chairman	2009	$721,000	—	$1,295,872	$1,446,691	$761,531	$41,988	$4,267,082
	2008	$721,000	—	—	—	$389,340	$50,533	$1,160,873

Clifford E. Marks	2010	$709,155	—	$698,078	$597,254	$1,005,002	$30,835	$3,040,324
President of Sales and Marketing	2009	$695,250	$21,612	$694,210	$775,014	$712,721	$36,398	$2,935,205
	2008	$695,250	—	—	—	$401,159	$39,972	$1,136,381

Gary W. Ferrera	2010	$357,000	—	$491,994	$420,934	$379,450	$20,101	$1,669,479
Executive Vice President and Chief Financial Officer	2009	$350,000	—	$489,272	$546,217	$279,006	$23,032	$1,687,527
	2008	$350,000	—	$193,700	$253,162	$141,750	$25,685	$964,297

Ralph E. Hardy	2010	$262,637	—	$258,538	$221,194	$279,153	$11,447	$1,032,969
Executive Vice President and General Counsel	2009	$228,380	$59,162	$228,035	$254,581	$122,893	$12,096	$905,147
	2008	$228,380	$38,337	—	—	$61,663	$9,327	$337,707

Earl B. Weihe (7)	2010	$200,345	$124,004	$501,528	$395,815	$141,718	$9,544	$1,372,954
Executive Vice President and Chief Operations Officer	2009	$179,497	—	$71,691	$80,035	$59,389	$8,681	$399,293
	2008	$179,296	—	—	—	$47,724	$9,901	$236,921

(1)	Refer to the “Discretionary Bonus” section of our CD&A for further discussion of the discretionary bonuses awarded.
(2)	The amounts represent the aggregate grant date fair value of the stock awards computed in accordance with ASC Topic 718. For stock awards granted during 2008, the amounts were based on the aggregate grant date fair value, which is the number of shares granted multiplied by the fair market value on the date of grant ($19.37 in January 2008). The stock awards granted during 2009 and 2010 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of the three-year measuring period. The 2009 amounts have been revised to reflect the increase in fair value as determined under ASC Topic 718 from the date of grant on January 15, 2009 ($9.22 per share) to April 28, 2009 ($14.73 per share) when the additional shares authorized for issuance under the Equity Incentive Plan were approved by our stockholders. The following additional expense recognized by the Company for 2009 included above was $484,742 for Mr. Hall, $259,681 for Mr. Marks, $183,020 for Mr. Ferrera and $85,300 for Mr. Hardy. The 2009 awards have not been modified and the revised 2009 amounts do not change the determination of named executive officers for 2009. For 2009 and 2010, the amounts for these awards are presented based on 100% of the fair market value on the date of grant ($16.97 in January 2010 and $19.17 in November 2010) and do not include an estimate of performance. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentive” section of our CD&A.

Name	Grant Date	Maximum number of shares to vest	Maximum Grant Date Fair Value (a)
Kurt C. Hall	1/15/2009	131,963	$1,943,815
	1/14/2010	115,180	$1,954,605
Clifford E. Marks	1/15/2009	70,694	$1,041,323
	1/14/2010	61,704	$1,047,117
Gary W. Ferrera	1/15/2009	49,824	$733,908
	1/14/2010	43,488	$737,991
Ralph E. Hardy	1/15/2009	23,222	$342,060
	1/14/2010	22,853	$387,815
Earl B. Weihe	1/15/2009	7,300	$107,529
	1/14/2010	10,442	$177,201
	11/4/2010	30,000	$575,100

a)	The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150%). Actual results could materially differ from this estimate. The 2009 amounts have been revised (see above). The additional amounts for 2009 included above was $727,116 for Mr. Hall, $389,524 for Mr. Marks, $274,531 for Mr. Ferrera and $127,953 for Mr. Hardy. For 2010, the amounts for these awards are presented based upon the fair market value on the date of grant ($16.97 in January 2010 and $19.17 in November 2010).
(3)	The amounts represent the aggregate grant date fair value of the options computed in accordance with ASC Topic 718 and do not represent cash payments made to the individuals or amounts realized. See details of the assumptions used in valuation of the options in Note 12 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 30, 2010. The full grant date fair value of the awards were $4.84 (January 14, 2010), $4.91 (November 4, 2010) and $5.06 (January 8, 2008) per share. While the strike price of the grant remains unchanged, the 2009 amounts have been revised to reflect the increase in fair value as determined under ASC Topic 718 from the date of grant on January 15, 2009 (fair value of $2.08 per share) to April 28, 2009 (fair value of $5.48 per share) when the additional shares authorized for issuance under the 2007 Equity Incentive Plan were approved by our stockholders. The following additional expense recognized by the Company for 2009 included above was $897,122 for Mr. Hall, $480,602 for Mr. Marks, $338,720 for Mr. Ferrera and $157,871 for Mr. Hardy. The 2009 awards have not been modified. The Grants of Plan Based Awards table discloses the options granted to the named executive officers. Options are further discussed in the “Long-Term Incentive” section of our CD&A.
(4)	The Compensation Committee approved 2010 performance bonuses for the named executive officers on February 22, 2011, and the bonuses were paid on March 2, 2011. In 2010 and 2009, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures. In 2008, no amount of stretch bonus was earned. In 2009, the payments of non-equity incentive plan compensation included a 2% raise deferral bonus due to achievement of certain performance measures. See further discussion in the “Annual Performance Bonus” section of our CD&A.
(5)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2010 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Miscellaneous (e)	Total All Other Compensation
Kurt C. Hall	2010	$6,600	$1,889	$1,257	$22,588	$3,594	$35,928
	2009	$6,600	$1,852	$1,257	$30,117	$2,162	$41,988
	2008	$6,200	$1,206	$1,257	$38,901	$2,969	$50,533

Clifford E. Marks	2010	$6,600	$1,184	$1,257	$21,479	$315	$30,835
	2009	$6,600	$1,161	$1,257	$25,457	$1,923	$36,398
	2008	$6,200	$1,160	$1,257	$30,826	$529	$39,972

Gary W. Ferrera	2010	$6,600	$552	$1,257	$11,402	$290	$20,101
	2009	$6,600	$540	$1,257	$14,563	$72	$23,032
	2008	$5,492	$538	$1,257	$18,398	—	$25,685

Ralph E. Hardy	2010	$6,600	$1,084	$1,255	$2,508	—	$11,447
	2009	$6,600	$920	$1,231	$3,345	—	$12,096
	2008	$2,856	$919	$1,231	$4,321	—	$9,327

Earl B. Weihe	2010	$6,233	$1,191	$1,164	$852	$104	$9,544
	2009	$5,453	$1,026	$1,066	$1,136	—	$8,681
	2008	$5,873	$1,024	$1,065	$1,467	$472	$9,901

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. Eligible employees, including the named executive officers are eligible for a discretionary contribution under the 401(k) Plan on base pay up to IRS limits.

(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	Under the terms of these restricted stock awards, the named executive officers are entitled to receive dividends at the same time as other stockholders. During 2010, NCM, Inc. accrued per share dividends of $0.16 on April 1, 2010, $0.18 on June 3, 2010 and September 2, 2010, and $0.20 on December 2, 2010, respectively. During 2009, NCM, Inc. paid per share dividends of $0.16 on April 2, 2009, June 4, 2009, September 3, 2009 and December 3, 2009, respectively. During 2008, NCM, Inc. paid per share dividends of $0.15 on March 26, 2008 and June 4, 2008, and $0.16 on September 4, 2008 and December 4, 2008.
(e)	Represents business-related awards, gifts and prizes and taxable fringe benefits.
(6)	As described further above in footnotes (2) and (3) to the Summary Compensation Table, the 2009 amounts have been revised to reflect the increase in fair value as determined under ASC Topic 718 from the date of grant on January 15, 2009 to April 28, 2009 when the additional shares authorized for issuance under the 2007 Equity Incentive Plan were approved by our stockholders. The following additional amounts for 2009 included above are $1,381,864 for Mr. Hall, $740,283 for Mr. Marks, $521,740 for Mr. Ferrera and $243,171 for Mr. Hardy. The 2009 awards have not been modified and the revised 2009 amounts do not change the determination of named executive officers for 2009.
(7)	Mr. Weihe’s base salary was increased to $250,000 per year effective December 1, 2010.

FISCAL 2010 GRANTS OF PLAN BASED AWARDS

The following table shows the awards granted to our named executive officers for our 2010 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thresh- hold ($)	Target ($)	Maximum ($)	Thresh- hold (#)	Target (#)	Maxi- mum (#)
Kurt C. Hall	N/A	—	$735,420	$1,103,130
	1/14/2010							230,360	$16.97	$1,114,875
	1/14/2010				—	76,787	115,180			$1,303,075

Clifford E. Marks	N/A	—	$709,155	$1,063,733
	1/14/2010							123,407	$16.97	$597,254
	1/14/2010				—	41,136	61,704			$698,078
Gary W. Ferrera	N/A	—	$267,750	$401,625
	1/14/2010							86,975	$16.97	$420,934
	1/14/2010				—	28,992	43,488			$491,994

Ralph E. Hardy	N/A	—	$196,978	$295,467
	1/14/2010							45,704	$16.97	$221,194
	1/14/2010				—	15,235	22,853			$258,538
Earl B. Weihe	N/A	—	$100,000	$150,000
	1/14/2010							20,882	$16.97	$101,063
	1/14/2010				—	6,961	10,442			$118,128
	11/4/2010							60,000	$19.17	$294,752
	11/4/2010				—	20,000	30,000			$383,400

(1)	Amounts represent potential cash bonus amounts if goals and additional targets are achieved for 2010 performance for each named executive officer. The Compensation Committee may, at its complete discretion, reduce the amount of any awards payable under the 2010 Performance Bonus Plan by up to 25%. See our Summary Compensation Table for amounts paid.
(2)	Represents restricted stock grants made in 2010 under the Equity Incentive Plan. The restricted stock awards provide that the grantee will accrue dividends. For additional information regarding equity awards see “Long-Term Incentive” in the CD&A and “Equity Incentive Plan Information.”
(3)	Represents stock option grants made in 2010 under the Equity Incentive Plan. For additional information regarding outstanding options, see our Outstanding Equity Awards Table. For additional information regarding equity awards see “Long-Term Incentive” in the CD&A and “Equity Incentive Plan Information.”
(4)	Calculated in accordance with ASC Topic 718 as described in footnotes (2) and (3) to the Summary Compensation Table and are based on the closing price of our stock on the date of the grant. The 2010 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded (150%).

Non-Equity Incentive Plan Awards

Refer to our Summary Compensation Table for the actual payouts for fiscal 2010, 2009 and 2008. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2010, each of our named executive officers received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentive.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date (a)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (b)
Kurt C. Hall	284,985	189,989	(c)	$16.35	4/4/2021	31,372	(c)	$626,499
	87,975	175,949	(f)	$9.22	1/15/2019				87,975	$1,756,861
	—	230,360	(g)	$16.97	1/14/2020				76,787	$1,533,436

Clifford E. Marks	70,340	158,265	(d)	$16.35	4/4/2021	29,832	(d)	$595,745
	14,930	22,397	(d)	$24.04	9/7/2021
	1	94,258	(f)	$9.22	1/15/2019				47,129	$941,166
	—	123,407	(g)	$16.97	1/14/2020				41,136	$821,486

Gary W. Ferrera	36,130	59,622	(c)	$18.01	5/1/2021	9,836	(c)	$196,425
	20,000	30,000	(e)	$19.37	1/8/2018	6,000	(e)	$119,820
	—	66,432	(f)	$9.22	1/15/2019				33,216	$663,324
	—	86,975	(g)	$16.97	1/14/2020				28,992	$578,970

Ralph E. Hardy	31,662	21,107	(c)	$16.35	4/4/2021	3,484	(c)	$69,575
	15,482	30,962	(f)	$9.22	1/15/2019				15,481	$309,156
	—	45,704	(g)	$16.97	1/14/2020				15,235	$304,243

Earl B. Weihe	10,746	7,163	(c)	$16.35	4/4/2021	1,184	(c)	$23,644
	4,867	9,734	(f)	$9.22	1/15/2019				4,867	$97,194
	—	20,882	(g)	$16.97	1/14/2020				6,961	$139,011
	—	60,000	(h)	$19.17	11/4/2020				20,000	$399,400

(a)	Options generally expire prior to date if named executive officer terminates employment.
(b)	Amounts are based on the closing stock price, $19.97 per share, on December 30, 2010.
(c)	The options and restricted stock vest 20% per year commencing on January 1, 2008, subject to continuous service.
(d)	The options and restricted stock vest 20% per year commencing on January 1, 2009, subject to continuous service.
(e)	The options and restricted stock vest 20% per year commencing on January 8, 2009, subject to continuous service.
(f)	The options vest 33.33% per year commencing on January 15, 2010, subject to continuous service.
(g)	The options vest 33.33% per year commencing on January 14, 2011, subject to continuous service.
(h)	The options vest 33.33% per year commencing on November 4, 2011, subject to continuous service.
(i)	The restricted stock awards are scheduled to vest based on achievement of the actual cumulative Free Cash Flow target at the end of the three-year measuring period.

See “Long-Term Incentive” in the CD&A for additional information.

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 30, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Kurt C. Hall	—	—	15,686	$259,917
Clifford E. Marks	82,299	$426,156	9,944	$164,772
Gary W. Ferrera	86,522	$390,067	6,919	$115,888
Ralph E. Hardy	—	—	1,743	$28,882
Earl B. Weihe	—	—	591	$9,793

(a)	Amounts are based on the closing stock price on the date realized.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan, except for Mr. Weihe who has not entered into an employment agreement with the Company. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 30, 2010 and such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (1)	Medical Insurance (2)	Term Life Insurance (2)	Disability Insurance (2)	401(k) Employer Contrib. (2)	Value of Accelerated Equity Awards (3)
Kurt C. Hall (a)
Without Cause	$1,500,256	$750,128	$32,496	$3,778	$8,722	—	—
For Good Reason	$2,250,384	$750,128	$32,496	$3,778	$8,722	—	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$3,375,576	$750,128	$40,620	$4,723	$10,903	—	$9,164,465
Death	—	$750,128	$16,248	—	—	—	—
Disability	—	$750,128	$16,248	$1,889	$4,361	—	—

Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$723,338	$1,005,002	$16,248	$1,185	$4,205	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$4,569,452
Death	—	—	$16,248	—	—	—	—
Disability*	$361,669	—	$16,248	$1,185	$4,205	—	—

Gary W. Ferrera (c)
Without Cause or For Good Reason or Expiration of Agreement	$364,140	—	$16,248	$552	$2,117	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$2,751,282
Death	—	—	$16,248	—	—	—	—
Disability*	$182,070	—	$16,248	$552	$2,117	—	—

Ralph E. Hardy (c)
Without Cause or For Good Reason or Expiration of Agreement	$281,022	—	$16,248	$1,084	$1,544	$6,600	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$1,510,383
Death	—	—	$16,248	—	—	—	—
Disability*	$140,511	—	$16,248	$1,084	$1,544	—	—

*	net of amounts offset by disability insurance payments

(1)	If the employment of the named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for a specified period and any annual bonuses awarded but not yet paid. If the named executive officer’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. Except for Mr. Hall, if the named executive officer terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)	If the employment of Mr. Hall is terminated by NCM, Inc., for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary. If Mr. Hall resigns from NCM, Inc. with good reason, as defined in the agreement, he will be entitled to severance equal to three times his base salary. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or his employment is terminated for reasons other than permanent disability, death or cause, he would be entitled to severance equal to four and one half times his base salary. If Mr. Hall terminates employment for any reason, other than cause, he or his beneficiaries will receive his actual bonus for the year prorated by the number of days until his termination to be paid at the same time bonuses are paid to other executives.
(b)	Mr. Marks will be entitled to severance equal to the greater of (1) his base salary paid over the remaining existing term of the 24 month contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or (2) one year of base salary plus 100% of the bonus amount paid for the last full year of employment.
(c)	Mr. Ferrera and Mr. Hardy’s severance represent base salary paid over 12 months.
(2)	Except for Mr. Hall, if the employment of a named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, the named executive officer is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each named executive officer with respect to all employee benefit plans or programs that such named executive officer was participating in on the date of his termination of employment, for a specified period. If Mr. Hall’s employment is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, he will be entitled to payments equal to the amount of company contributions and payments under any medical, health and life insurance plans per month for the preceding calendar year, for a specified period. If the named executive officer terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA and life insurance coverage.
(a)	Amounts for Mr. Hall represent a 24-month period, except if within three months before or one year after a change of control, as defined in the agreement, then he is entitled to 30-months of continued benefits.
(b)	Amounts for Mr. Marks represent estimates until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination.
(c)	Amounts for Mr. Ferrera and Mr. Hardy represent a 12-month period.
(3)	Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the named executive officer’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the named executive officer for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Amounts are based on the closing stock price, $19.97 per share, on December 30, 2010.

DIRECTOR COMPENSATION

Non-Employee Directors

For our 2010 fiscal year, our directors who were not our employees or employees of our founding members (“independent directors”) received an annual cash retainer of $40,800, plus $1,591 for each meeting of the board of directors they attended. In addition, our independent directors received a restricted stock unit grant of 5,680 shares on January 14, 2010 at $16.97 per share. The restricted stock units are settled in shares of the Company’s common stock. The restricted stock units vested on February 14, 2011, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting. Annual retainers were paid to the chairperson of each committee of the board of directors as follows: $10,608 for the Audit Committee chairperson and $5,304 for each of the Compensation Committee chairperson and the Nominating and Governance Committee chairperson. Audit Committee members also receive $1,591 for each Audit Committee meeting they attend, and Compensation Committee and Nominating and Governance Committee members receive $1,061 for each meeting of those committees they attend. In addition, the board formed a special committee during 2010 and members received $1,061 for each meeting they attended. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2011, the Nominating and Governance Committee considered compensation for 2011 for non-employee directors and recommended a 3.7% increase for all compensation. For 2011, Mr. Holland will receive a lead director retainer fee that is equal to the retainers of the Compensation Committee and Nominating and Governance Committee chairs of $5,500. In addition, non-employee directors received a grant of 5,446 restricted stock units at $18.37 per share. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 13, 2012, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$71,034	$96,390	$4,090	$171,514
David R. Haas	$77,926	$96,390	$4,090	$178,406
James R. Holland, Jr.	$63,074	$96,390	$4,090	$163,554
Stephen L. Lanning	$64,138	$96,390	$4,090	$164,618
Edward H. Meyer	$62,547	$96,390	$4,090	$163,027
Scott N. Schneider	$67,318	$96,390	$4,090	$167,798

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2010 Director Compensation Table above.

Name	Annual Retainer	Committee Chair Fees	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$40,800	$5,304	$24,930	$71,034
David R. Haas	$40,800	$10,608	$26,518	$77,926
James R. Holland, Jr.	$40,800	—	$22,274	$63,074
Stephen L. Lanning	$40,800	$5,304	$18,034	$64,138
Edward H. Meyer	$40,800	—	$21,747	$62,547
Scott N. Schneider	$40,800	—	$26,518	$67,318

(2)	The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. The grant date fair value of the awards was $16.97 per share, the closing price of our common stock on January 14, 2010, the date of grant.
(3)	During 2010, NCM, Inc. accrued per share dividends of $0.16 on April 1, 2010, $0.18 on June 3, 2010 and September 2, 2010, and $0.20 on December 2, 2010, respectively. The dividends were paid shortly after the vesting on February 14, 2011.

The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2010 Director Compensation Table above.

	Fiscal 2010 Grants			Outstanding Equity Awards at December 30, 2010
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards (a)	Number of Shares of Stock that have not vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/14/2010	5,680	$96,390	5,680	$113,430
David R. Haas	1/14/2010	5,680	$96,390	5,680	$113,430
James R. Holland, Jr.	1/14/2010	5,680	$96,390	5,680	$113,430
Stephen L. Lanning	1/14/2010	5,680	$96,390	5,680	$113,430
Edward H. Meyer	1/14/2010	5,680	$96,390	5,680	$113,430
Scott N. Schneider	1/14/2010	5,680	$96,390	5,680	$113,430

(a)	Calculated in accordance with ASC Topic 718 as described in footnote (2) to the Fiscal 2010 Director Compensation Table and based on our closing share price on the grant date of $16.97 per share on January 14, 2010.
(b)	Amounts are based on the closing stock price, $19.97 per share, on December 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by our founding members. In connection with the completion of our IPO, NCM, Inc. purchased from NCM LLC a number of newly issued common membership units, at a price per unit equal to the IPO price per share, less underwriting discounts and commissions and related offering expenses. NCM LLC paid a portion of the proceeds it received from the sale of its units to NCM, Inc. to our founding members in exchange for their agreement to modify payment obligations under their exhibitor services agreement (“ESA”). In connection with the completion of the IPO, the underwriters exercised their over-allotment option to purchase additional shares in full, and we acquired an equivalent number of additional units in NCM LLC promptly after issuing the additional shares pursuant to the over-allotment.

As of December 30, 2010, NCM, Inc. owned approximately 48.3% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 51.7% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.

We entered into several agreements to effect the reorganization and the financing transaction and to define and regulate the relationships among us, NCM LLC and the founding members after the completion of the IPO. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

On February 12, 2007, NCM LLC and each of AMC, Cinemark and Regal agreed upon the final terms of the ESAs between NCM LLC and AMC, Cinemark and Regal, respectively. The ESAs, which replace the ESAs previously in effect among NCM LLC, AMC, Cinemark and Regal, were executed by the parties effective February 13, 2007. Certain basic terms of the ESAs are discussed below:

Services Provided. Pursuant to the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members), as well as of meeting events and digital programming events through our Fathom Events business, and the founding members agree to participate in such services. Advertising services include on-screen advertising and the FirstLook pre-show, use of the lobby entertainment network and lobby promotions. Meetings and events involve the hosting of meetings and distribution of digital content through our Fathom Business line and digital programming events through our Fathom Consumer business. The content, promotions, events, meetings and activities that are included within the services provided by NCM LLC are generally referred to herein as the services.

Term and Termination. The ESAs entered into at the completion of the IPO have a term of 30 years for advertising. The terms for Fathom Events businesses are five years with provisions for automatic renewal for a series of additional five-year terms through 2037 if certain financial performance conditions during each five-year term are met by our Fathom Business or Fathom Consumer businesses, as applicable. If such financial performance conditions are not met, the founding member may elect to extend the term relating to meetings or digital programming, as applicable so long as the Fathom Business and Fathom Consumer businesses are profitable (as defined). If the Fathom Business and Fathom Consumer businesses are not profitable (as defined) either the founding members or NCM LLC may elect not to extend the term relating to those businesses. Beginning one year prior to the end of the 30-year term of the ESAs, NCM LLC will have a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

Either party may terminate the agreement upon:

•	a material breach of the ESA by the other party after notice and a cure period;

•	a government, regulatory or judicial injunction, order or decree; or

•

bankruptcy, insolvency or dissolution of the other party, appointment of a receiver or trustee for the other party who is not dismissed within 60 days or cessation of business or inability to pay debts.

Theatres. The founding members are required to make all of their theatres available for the services, including theatres that are newly acquired or built during the term of the ESA, but excluding draft house and art house theatres (attendance at which shall not exceed 4% of the attendance at the founding member’s participating theatres for the preceding year) and screens exhibiting IMAX technology. For newly acquired theatres that are subject to contracts with an alternative cinema advertising provider, if the founding member wishes to receive common membership units in NCM LLC (as provided in the Common Unit Adjustment Agreement described below) at the time the theatres are acquired, the ESA provides that the founding member may make certain run out payments until NCM LLC can utilize the theatres for all of its services. Alternatively, the founding member may wait to receive common membership units for the acquired theatres until the contracts with the alternative providers have expired and NCM LLC may provide its services without limitation.

Lobby Entertainment Network. With exceptions for digitized theatres that already have lobby screens for the lobby entertainment network, the founding members are required to have one lobby entertainment network screen in digitized theatres with ten or fewer auditoriums, two lobby entertainment network screens in digitized theatres with eleven to twenty auditoriums and three lobby entertainment network screens in digitized theatres with more than twenty auditoriums.

Inventory. The pre-feature program for digital on-screen advertising is generally 20 to 30 minutes long, and the founding members have agreed to use commercially reasonable efforts to open their auditoriums to customers at least 20 minutes prior to the advertised show time. Lobby entertainment network advertising is displayed in a repeating loop. With respect to lobby promotions, there is an inventory of lobby promotions that are pre-approved by the founding members. Additional lobby promotions may be added to the pre-approved inventory upon consent by NCM LLC and the founding member. For Fathom Events (except Sunday church worship services, which require approval), the ESA also establishes pre-approved periods when such events may be exhibited in applicable theatres, specifically on Monday through Thursday evenings for digital programming events and Monday through Thursday from 6:00 a.m. to 6:00 p.m. for meetings, in both cases except during specified peak holiday periods. Fathom Consumer events may be exhibited and Fathom Business events may be conducted at other times upon consent by NCM LLC and the founding member.

Payments. In consideration for NCM LLC’s access to NCM LLC’s founding members’ theatre attendees for on-screen advertising and use of off-screen locations within the founding members’ theatres for the lobby entertainment network and lobby promotions, the founding members receive a monthly theatre access fee under the ESAs. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will be adjusted for any advertising exhibited by some, but not all, theatres or founding members because of content objections or technical capacity. The payment per theatre patron will increase by 8% every five years with the first such increase taking effect after the end of fiscal 2011 and the payment per digital screen increases annually by 5%, beginning after the end of fiscal 2007. In 2010, the theatre access fee aggregate payments to the founding members totaled $52.6 million. The theatre access fee paid in the aggregate to all founding members cannot be less than 12% of NCM LLC’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment. Beginning on October 1, 2010, the theatre access fee paid to the members of NCM LLC included an additional fee for digital cinema systems connected to our advertising network pursuant to an amendment of the ESAs entered into during 2010. These new systems will not only provide higher quality 2D images, they will also expand our capability to provide 3D advertising and 3D live and pre-recorded Fathom events. It is expected that over the next 24 to 36 months the vast majority of our founding member screens will be equipped with the new digital cinema equipment.

In consideration for the exhibition of Fathom Consumer events, the founding members retain 15% of the revenue from ticket sales, net of taxes and refunds and 100% of the concession sales. NCM LLC distributes a total of 15% of the net revenue received from any promotional fee for a Fathom Consumer event to the founding members that participated in such Fathom Consumer event, allocated based upon the number of tickets sold. Revenue from Fathom Business events is shared based on the type of event. On November 5, 2008, NCM LLC and the founding members agreed to an amendment of the ESA that, among other things, provides the founding members with the flexibility to book digital programming directly with major studios and provides NCM LLC a payment of a percentage of the ticket revenue associated with the event. In 2010, NCM LLC received approximately $135,000 for these digital programming events.

For Fathom Business Meetings with a Movie or Fathom Business Meetings with a Consumer Event, the founding member retains the proceeds of movie ticket sales for a full sale of the auditorium (at adult ticket prices) and NCM LLC retains other fees associated with the meeting. For meetings without a movie, NCM LLC pays the founding member 15% of the rental revenue for the meeting. For church worship services, NCM LLC pays the founding member 50% of the rental revenue for the meeting. In 2010, aggregate payments to the founding members for use of their screens and theatres for our meetings and events business totaled $7.3 million.

NCM LLC pays the cost associated with providing its services to the founding members’ theatres, which includes selling and marketing expenses (including base salaries, commissions and benefits of our advertising sales staff and marketing, public relations and research departments), network operations and maintenance costs (including costs to run our network operations center, satellite bandwidth costs and costs for the maintenance of the network software and hardware), advertising and event costs (including production and other costs associated with non-digital advertising, and direct costs of events) and administrative expenses (including salaries, bonuses and benefits for our administrative staff and occupancy costs). The founding members pay the in-theatre operational costs of exhibiting the services within the theatres (such as electricity), except that any incremental costs (such as third-party security at digital programming events) may be reimbursed by NCM LLC.

Beverage Concessionaire Agreements. Under the ESAs, NCM LLC displays up to 90 seconds of on-screen advertising for beverage concessionaires at the time established in their agreements with the founding members and the founding members are required to pay to NCM LLC an initial beverage agreement advertising rate based on CPM (cost per thousand) impressions for the beverage advertising. During 2010, NCM LLC displayed 60 seconds of on-screen advertising for beverage concessionaires for all founding member exhibitors. As long as the beverage agreement advertising rate does not exceed the highest rate being charged by NCM LLC for on-screen advertising, the rate increases annually at a rate of (a) 8% per year for each of the first two calendar years following our 2007 fiscal year, (b) 6% per year for the next two fiscal years, and (c) for all following years, at an annual percentage equal to the annual increase in the advertising rate charged by NCM LLC to unaffiliated third parties. In 2010, total revenue from the founding members related to the beverage concessionaire agreements totaled $37.2 million.

Equipment. Founding members’ existing digitized theatres have the requisite equipment to participate in the advertising services. Equipment acquisitions are funded by the founding members. For newly acquired and built theatres, as well as theatres converting from the non-digitized to digitized format, in most cases NCM LLC is responsible for procuring the equipment necessary to deliver its services on behalf of the founding members, however the founding members have the option to procure equipment directly. The founding members will pay for (through a reimbursement to NCM or directly) any equipment within the theatre and NCM LLC will pay for the equipment that is not within or attached (satellite dish) to the theatres and for any testing equipment installed within the theatres to maintain NCM LLC’s software. Under the ESAs, the founding members will be responsible for the cost of installation of equipment purchased, but they may elect to have NCM LLC perform the installation, in which case NCM LLC will be reimbursed for installation services. If satellite service is not available and a landline connection is required for delivery of its services, NCM LLC will pay for the costs of the landline connection with respect to delivery of content from NCM LLC to the founding member’s wide area network, and the founding member will pay the costs with respect to delivery of content from its wide area network to its theatres.

Each party owns the equipment for which it pays or for which it reimburses the other party. NCM LLC may request replacement, upgrade or modification of equipment or software in any theatre, provided such request is made to all founding members, and NCM LLC and the founding member will negotiate the terms and cost-sharing of any upgrade requests. Under the ESAs, if no agreement is reached regarding the upgrade request, NCM LLC may elect to pay for the proposed replacements, upgrades or modifications. The parties, pursuant to the ESAs, agree to use commercially reasonable efforts to replace the current digital content network through the integration with any network for delivery of digital cinema services so that NCM LLC’s services can be delivered over any such digital cinema network. As the majority of the cost of the digital cinema deployment will be funded by others, it is not expected to create a significant increase in our capital expenditures and is not expected to have a material adverse impact on our Adjusted OIBDA as increases in our operating costs are expected to be offset by the sales benefits associated with the higher quality projection and ability to display 3D advertising and events. NCM LLC will perform repair and routine maintenance of equipment, unless the founding member elects to assume this responsibility. If NCM LLC is performing repair and routine maintenance, it will bear the cost of repairs (subject to limited restrictions), but not replacement. The founding member will pay the expense of equipment repair or replacement if the expense would constitute a capital expense for NCM LLC or if the expense is payable by the founding member’s insurance provider upon theft or insured damage.

Content Standards. Section 4.03 of each of the ESAs establishes content standards for the services that NCM LLC provides. Specifically, content may not (a) be subject to a Motion Picture Association of America “X” or “NC-17” rating or the equivalent; (b) promote illegal activity; (c) promote the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (d) promote alcohol, except prior to “R”-rated films in an auditorium; (e) constitute religious advertising, except the time and location for local church services; (f) constitute political advertising or promote gambling; (g) promote competitive theatres, theatre circuits or other entities that compete with the founding member or NCM LLC; (h) violate any of the founding member’s beverage agreements or identified exclusive contractual relationships; or (i) otherwise negatively reflect on the founding member or adversely affect the founding member’s attendance, as determined in the founding member’s reasonable discretion and specified with respect to the geographical locations affected. If certain founding members decline to exhibit an advertisement on the basis of these content standards, while other founding members agree to exhibit it, the revenue from such advertisement is considered “4.03 Revenue.” 4.03 Revenue will increase the theatre access fee paid to the founding members that displayed such advertisement relative to the founding members that did not display such advertisement in all or some of their theatres.

Founding Member Brand. The ESAs provides that NCM LLC, in coordination with each founding member, creates a brand identity for the founding member, presented in interstitial messaging during the FirstLook pre-feature program, including an introduction and close to the program. NCM LLC also includes in the pre-feature show up to two minutes for promotion of the founding member in segments called branded slots, and NCM LLC includes founding member branding in the policy trailer it produces. The branded slots may include theatre advertising, as described below. The branded slots are provided by NCM LLC to the founding members at no charge and include 45 seconds within 15 minutes of show time, 15 seconds of which is placed within 11 minutes of show time, and the remainder placed at NCM LLC’s discretion. We may move the placement of the branded slots up to one minute further from the advertised movie show time if NCM LLC sells additional advertising units to third parties that will follow the branded slots. After the advertised show time (and after the pre-feature show), the founding members may also exhibit a policy trailer regarding theatre policy and operations. The policy trailer may include promotions of the founding member’s concessions and may display branding of film studios, distributors or production companies. Upon prior written approval of the founding member, NCM LLC may sell advertising for inclusion in the policy trailer. Under the ESAs, NCM LLC provides, at no additional cost to the founding members, creative services to prepare branding material for the founding members, subject to a 1,000 hour annual limit for creative services to each founding member. After this hour limit is reached, the founding member may purchase additional creative services on an hourly basis. For 2010, AMC used 211 hours, Cinemark used 698 hours and Regal used 1,000 of creative services provided by NCM LLC. In addition, Regal paid NCM LLC $50,000 for additional creative services provided in 2010.

Founding Member Strategic Programs. The ESAs allow a founding member to exhibit advertising that is not directly related to theatre operations but is designed to promote the theatres or the movie-going experience to increase attendance or revenue (other than revenue from the sale of advertising) for the founding member (called a founding member strategic program). The founding member, at no cost, may use one minute for every 30 minutes of advertising on the lobby entertainment network and certain lobby promotions for its strategic programs in up to two local or regional promotions per theatre per flight (the approximately four- to five-week period that advertising content runs before being refreshed by NCM LLC) and up to four national promotions per year, provided that only one national promotion is running at any given time. The founding member may purchase an additional minute of lobby entertainment network time, for strategic programs at rate card rates and subject to availability. Any additional strategic advertising on the lobby entertainment network or as part of a lobby promotion must be agreed to by NCM LLC. There was not a significant amount of lobby entertainment network or lobby promotion provided to the founding members during 2010.

Theatre Advertising. The ESAs permit the founding members to use their branded slot time (as described above) within the FirstLook program and the lobby entertainment network and certain lobby promotions to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, special events presented by the founding member and vendors of non-film related services provided to theatres, so long as such promotions are incidental to the vendor’s service (called theatre advertising). The ESAs also permit the founding members to:

•	purchase additional theatre advertising at an arm’s length basis and subject to availability;

•	include promotion of concessions and display branding of film studios, distributor or production companies in the policy trailer;

•	exhibit theatre advertising and other internal programming, on lobby screens in excess of the lobby entertainment network requirements;

•

promote the grand opening of a theatre with promotions involving local businesses for the period of 14 days before to 14 days after the opening of such theatre, which may include, subject to availability, one on-screen advertisement of 30 seconds in length;

•	place advertising for full-length feature films on special popcorn tubs in circumstances where NCM LLC does not sell such advertising; and

•	allow employee uniform suppliers to advertise on theatre employees’ uniforms.

Non-Competition. The founding members agree not to compete with NCM LLC in the businesses that the ESA authorizes NCM LLC to conduct, unless:

•	the founding member or an affiliate acquires a competing business as an incidental part of an acquisition and disposes of the competing business as soon as practicable;

•	the founding member and any affiliates acquire an aggregate direct or indirect ownership of less than 10% of the voting power of a competitive business; or

•

the founding member enters into an agreement for the acquisition or installation of equipment or the provision of services with a competitor of NCM LLC, if there is no violation of NCM LLC’s exclusive provision of services under the ESA.

Certain Other Provisions. The ESA includes (a) a limited license from NCM LLC to the founding member for use of NCM LLC’s software and marks and (b) a limited license from the founding member to NCM LLC for use of the founding member’s marks. Each party makes standard representations and warranties, such as due formation and authorization to enter into and perform the agreement, and each party agrees to indemnify the other for certain liabilities. If the ESA with one founding member is amended, other founding members have the right to amend their ESAs to match such change pursuant to a most-favored nations provision. Neither party may assign, including by operation of law, its rights or obligations under the ESA, except to certain permitted transferees affiliated with the transferring entity.

Net Payments to Founding Members. In 2010, the net payments to (from) each founding member for theatre access fees, payments for use of their screens and theatres for our meetings and events business and for beverage concessionaire agreements were $7.2 million to AMC, $6.3 million to Cinemark and $9.3 million to Regal, respectively.

NCM LLC Operating Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon final terms of the NCM LLC third amended and restated limited liability company operating agreement. The restated operating agreement was executed by the parties effective February 13, 2007. On March 16, 2009, NCM LLC entered into a First Amendment to the NCM LLC third amended and restated limited liability company operating agreement to redefine the purpose of the Company to permit it to provide advertising at a variety of out-of-home advertising venues in addition to movie theatres. On August 6, 2010, NCM LLC entered into a Second Amendment to the NCM LLC third amended and restated limited liability company operating agreement to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units. Certain basic terms of the restated operating agreement are discussed below.

Appointment as Manager. Under the restated operating agreement, we became a member and the sole manager of NCM LLC. As the sole manager, we control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of NCM LLC and the day-to-day management of NCM LLC’s business. Furthermore, we cannot be removed as manager of NCM LLC.

Except as necessary to avoid being classified as an investment company or with the founding members’ approval, as long as we are the manager of NCM LLC our business will be limited to owning and dealing with units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members pursuant to the Director Designation Agreement described below is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve the following actions of NCM LLC:

•	approving any budget or any amendment or modification of the budget;

•	incurring any indebtedness or entering into or consummating any other financing transaction that is not provided for in the budget;

•

entering into or consummating any agreements or arrangements involving annual payments by NCM LLC (including the fair market value of any barter) in excess of $5 million (subject to annual adjustment based on the Consumer Price Index), except as otherwise provided in the budget, or any material modification of any such agreements or arrangements;

•

entering into or consummating any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (subject to annual adjustment based on the Consumer Price Index), or any material modification of any such agreements or arrangements;

•

except as contemplated herein, declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its membership units or other equity interests in NCM LLC, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

•

amending any provision of the restated operating agreement to authorize, or to issue, any additional membership units or classes of units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof;

•

hiring or terminating the employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marketing officer of NCM LLC, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with NCM LLC;

•	changing the purposes of NCM LLC, or the provision by NCM LLC of any services beyond the scope of the services defined in the ESAs, or services outside of the United States or Canada;

•	entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a change of control of NCM LLC or a proposal for such a transaction;

•

leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, or (y) to which the revenue or the profits attributable exceed $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of NCM LLC;

•

entering into any agreement with respect to or consummating any acquisition of any business or assets having a fair market value in excess of $10 million (subject to annual adjustment based on the Consumer Price Index) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

•

settling claims or suits in which NCM LLC is a party for an amount that exceeds the relevant provision in the budget by more than $1 million (subject to annual adjustment based on the Consumer Price Index) or where equitable or injunctive relief is included as part of such settlement;

•

entering into, modifying or terminating any material contract or transaction or series of related transactions (including by way of barter) between (x) NCM LLC or any of its subsidiaries and (y) any member or any affiliate of any member or any person in which any founding member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of NCM LLC;

•

entering into any agreement for NCM LLC to provide to any new member or affiliate of any new member any services similar to those set forth in the ESAs described above, or admitting to NCM LLC any new member;

•	entering into, modifying or terminating any agreement for NCM LLC to provide any services to any person (other than a member or affiliate of a member) that requires capital expenditures or guaranteed payments in excess of $1 million annually (subject to annual adjustment based on the Consumer Price Index);

•

dissolution of NCM LLC; the adoption of a plan of liquidation of NCM LLC; any action by NCM LLC to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to NCM LLC, or seeking to adjudicate NCM LLC as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to NCM LLC, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for NCM LLC, or for all or any material portion of the assets of NCM LLC, or making a general assignment for the benefit of the creditors of NCM LLC;

•	approving any significant tax matters;

•	valuation determinations to be made under the restated operating agreement;

•	amending or changing certain provisions of the restated operating agreement; and

•	any expenditure by NCM LLC to replace, upgrade or modify any equipment or software owned by any of the founding members or their affiliates.

For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units will be counted toward the threshold, but common membership units issued to us in connection with the redemption of common membership units by a founding member will be excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Compensation. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “—Transactions with NCM LLC—Management Services Agreement” below, or as otherwise approved by a vote of the members holding a majority of the outstanding common membership units plus each founding member. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Distributions. The restated operating agreement provides for mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2010, available cash distributions totaled $156.1 million. Of that amount, the portion payable to NCM, Inc., AMC, Cinemark and Regal totaled $71.0 million, $28.8 million, $24.0 million and $32.3 million, respectively.

Transfer Restrictions. The restated operating agreement generally permits transfers of membership units of NCM LLC, subject to limited exceptions. Any transferee of membership units must assume, by operation of law or written agreement, all of the obligations of the transferring member with respect to the transferred units, even if the transferee is not admitted as a member of NCM LLC. In the event of a transfer of membership units by a founding member, the transferee shall not have the rights and powers of a founding member (such as the right to designate directors for nomination), unless the transferee is an entity that is affiliated with the founding member or that is controlled by certain owners of the founding member.

Common Unit Redemption Right. The restated operating agreement provides a redemption right of the members to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization or similar events), or at our option, a cash payment equal to the market price of one share of our common stock. If we determine to make a cash payment, the member has the option to rescind its redemption request within a specified time period. In the event of a determination to make a cash payment, we are obligated to sell to a third party a number of shares equal to the number of redeemed units, to ensure that the number of NCM LLC common units we own equals the number of our outstanding shares of common stock. Upon the exercise of the redemption right, the redeeming member will surrender common units to NCM LLC for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption.

During the third quarter of 2010, AMC and Regal exercised the redemption right of an aggregate 10,955,471 common membership units, whereby AMC and Regal surrendered 6,655,193 and 4,300,278 common membership units to NCM LLC for cancellation, respectively. The Company contributed an aggregate 10,955,471 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC and Regal to complete the redemptions. Such redemptions took place immediately prior to the closing of the underwritten public offering and the subsequent closing of the overallotment option; in each case the NCM, Inc. common stock was sold at a price to the public of $16.00 per share by AMC and Regal. The Company did not receive any proceeds from the sale of its common stock by AMC and Regal.

Issuance of Units upon Exercise of Options or Vesting of Other Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2010, we acquired 472,259 units due to vesting of restricted stock and exercise of options and contributed $3.5 million to NCM LLC.

Dissolution. The restated operating agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve NCM LLC. In addition to a voluntary dissolution, NCM LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law or the termination of the legal existence of the last remaining member. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

•	first, to pay the expenses of winding up and dissolving NCM LLC and debts and liabilities owed to creditors of NCM LLC, other than members;

•	second, to pay debts and liabilities owed to members; and

•	third, to the members pro rata in accordance with their percentage interests.

Confidentiality. Each member agrees to maintain the confidentiality of NCM LLC’s intellectual property and other confidential information for a period of three years following the earlier of (i) date of dissolution of NCM LLC or (ii) the date such member ceases to be a member. This obligation covers information provided to NCM LLC by the members and their affiliates, and excludes disclosures required by law or judicial process.

Amendment. The restated operating agreement may be amended by a vote of the members holding a majority of the outstanding common membership units plus each founding member. Amendments to specified provisions require the additional consent of us as manager. No amendment that would materially impair the voting power or economic rights of any outstanding common units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

Indemnification. The restated operating agreement provides that NCM LLC will indemnify its managers, members and officers against liabilities that arise in connection with the business of NCM LLC and any activities of any managers, members and officers involving actions taken on behalf of NCM LLC, provided that the indemnification will not apply to acts of gross negligence or willful misconduct or a breach of any agreement between the indemnitee and NCM LLC.

Business Opportunities. The restated operating agreement also provides that, except as provided in the ESAs and as otherwise provided in the restated operating agreement, each member and its affiliates may have other business interests and may engage in any other businesses of any kind, including businesses that compete with our business and purpose.

Common Unit Adjustment Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of a common unit adjustment agreement. The common unit adjustment agreement was executed by the parties effective February 13, 2007.

The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to NCM’s network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

The adjustment of membership units pursuant to the common unit adjustment agreement is to be conducted annually, except that an earlier adjustment will occur for a founding member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent adjustment, will cause a change of two percent or more in the total annual attendance of all founding members. The adjustment is generally calculated by multiplying a founding member’s change in annual attendance from any acquisitions and dispositions during the relevant period by NCM LLC’s enterprise value per attendee (as defined in the common unit adjustment agreement), and dividing this product by the sixty-day volume-weighted share price of our common stock. The changes in annual attendance will be calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment made for any difference between 75% of the projected attendance and the actual attendance during the first twelve months of operation. Additionally, in the calculations for adjustment upon acquisition or disposition, only one-half of the attendance will be counted for theatres that are not digitized. If an acquired theatre that is not digitized is subsequently converted to a digitized theatre, the founding member will then be credited with half of that theatre’s attendance.

On March 31, 2010, NCM LLC issued 127,290 common membership units to AMC, 1,757,548 common membership units to Cinemark, and 327,381 common membership units to Regal for the 2009 fiscal year common unit agreement adjustment. In addition, on June 28, 2010, NCM LLC issued 6,510,209 common membership units to a subsidiary of AMCE as a result of that subsidiary’s acquisition of Kerasotes Showplace Theatres, LLC (the “AMC Kerasotes Acquisition”). Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

Theatre and attendance information is being provided to us by our founding members and we expect the calculation for our 2010 fiscal year common unit adjustment to be completed pursuant to the provisions in the common unit adjustment agreement in the first quarter of 2011.

On April 30, 2008, pursuant to the provisions of the common unit adjustment agreement, NCM LLC issued 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres, as the acquisition resulted in an extraordinary attendance increase as defined in the common unit adjustment agreement. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units. The number of units issued assumed that NCM LLC would have immediate access to the Consolidated Theatres for sales of advertising. However, Consolidated Theatres has a pre-existing advertising agreement with another cinema advertising provider. Accordingly, pursuant to terms of the ESA, Regal will pay to NCM LLC each quarter amounts calculated per the common unit adjustment agreement to reflect the net amount of cash that NCM LLC would have generated if NCM LLC was able to sell on-screen advertising in the Consolidated theatres on an exclusive basis. Regal will make the integration payments to NCM LLC through mid-2011 at which time the screens will join NCM LLCs network. The integration payments totaled $3.9 million in 2010.

Tax Receivable Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of the tax receivable agreement. The tax receivable agreement was executed by the parties effective February 13, 2007.

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to our taxable years up to and including the 30th anniversary date of our IPO. The term of the tax receivable agreement will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement will vary depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the tax receivable agreement, we will place any subsequent tax benefit payments that would otherwise be made to the founding members into an interest-bearing escrow account until there is a final determination. We shall have full responsibility for and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation and approval rights held by the founding members. If one or more of the founding members was insolvent or bankrupt or otherwise unable to make payment under its repayment obligation, then our financial condition could be materially impaired.

On April 29, 2008, NCM entered into a Second Amendment to Tax Receivable Agreement (“Second Amendment to TRA”). The Second Amendment to TRA provides that NCM, Inc. may at any time and at its option, make one or more estimated payments to each of the Founding Members or ESA Parties in respect of any anticipated payments required under the Tax Receivable Agreement. Any estimated payments made under the terms of the Second Amendment to TRA are subject to adjustment pending a final determination of the actual payments required under the Tax Receivable Agreement.

At December 30, 2010, we recorded a long-term payable to our founding members under the tax sharing agreement of $194.0 million, of which the Company expects to make an additional $1.6 million payment for the 2009 taxable year and $20.0 million for the 2010 taxable year in 2011. In 2010, pursuant to the terms of the tax receivable agreement, we made estimated payments of $5.5 million to AMC, $4.2 million to Cinemark and $7.0 million to Regal, respectively for the 2009 and 2008 taxable years.

Software License Agreement

On February 12, 2007, NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC (“DCIP”), a company jointly owned by the founding members, agreed upon the final terms of the Second Amended and Restated Software License Agreement (the “license agreement”). The license agreement was executed by the parties effective February 13, 2007. Certain basic terms of the license agreement are discussed below:

License to NCM LLC. Pursuant to the license agreement, AMC and RCM grant NCM LLC a perpetual, royalty free license to the technology specified in the license agreement, for use in the United States with respect to the services provided under the ESAs. Subject to certain exceptions, the license to NCM LLC is exclusive with respect to the services provided under the ESAs. NCM LLC may sublicense the object code of the licensed technology to exhibitors of the services (as specified in the ESAs), to the extent necessary for those exhibitors to receive the services. RCM and AMC also grant NCM LLC a perpetual, royalty free license to the source code of the licensed technology for use in the United States. NCM LLC must keep the source code of the technology confidential. The founding members and DCIP each grant to NCM LLC, subject to certain limitations, a perpetual, royalty free license to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.

License by NCM LLC. NCM LLC grants the founding members, subject to certain limitations, a perpetual, worldwide, royalty free license to any NCM LLC developments that existed at the IPO date based on licensed technology, for the founding members’ purposes outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC also grants DCIP founding members, through a new digital cinema joint venture, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing and future NCM LLC developments that may have digital cinema applications.

Ownership. Subject to certain exceptions, NCM LLC retains ownership of any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, each founding member retains ownership of the licensed technology of that founding member and any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, DCIP retains ownership of its developments based on the licensed technology.

Exhibitor Services Agreement Termination by Founding Members. Under the license agreement, subject to certain exceptions, if an ESA with NCM LLC is terminated, that founding member will continue to have the right to use the licensed technology for the purposes specified in the license agreement, which does not include the right to use any development after the IPO date for the advertising or other services set forth in the ESA provided by NCM LLC.

Non-Competition. Through the term of the license agreement and notwithstanding the termination of any founding member’s ESA:

•

NCM LLC has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities relating to digital cinema without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and

•

DCIP has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by NCM LLC’s business or activities relating to the services defined in the ESAs without the prior written consent of NCM LLC, which NCM LLC may withhold in its absolute discretion.

Director Designation Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the director designation agreement. The director designation agreement was executed by the parties effective February 13, 2007.

Designation Rights. Pursuant to a director designation agreement, so long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate a total of two nominees to our ten-member board of directors who are voted upon by our stockholders. If, at any time, any founding member owns less than 5% of NCM LLC’s then issued and outstanding common membership units, then such founding member shall cease to have any rights of designation. The remaining directors will be selected for nomination by our nominating and governance committee. For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units are counted toward the threshold, but common membership units issued to NCM, Inc. in connection with the redemption of common membership units by a founding member are excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Independent Directors. The director designation agreement further provides that for so long as any founding member has the right to designate the director designees, at least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of the board are independent directors. An “independent director” under the director designation agreement is a director who qualifies as an “independent director” under the Nasdaq rules.

Company Obligations. We have agreed to use our best efforts to assure that each director designee is included in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of our stockholders called with respect to the election of members of the board. We shall not be obligated to cause to be nominated for election to the board or recommend to our stockholders the election of any director designee (i) who fails to submit to us on a timely basis such questionnaires as we may reasonably require of our directors generally and such other information as we may reasonably request in connection with preparation of our filings under securities laws or (ii) if the board of directors or nominating committee determines in good faith, after consultation with outside legal counsel, that such action would result in a breach of the directors’ fiduciary duties or applicable law. In the event such determination is made, the founding members shall be notified and given the opportunity to provide an alternative director designee.

At any time a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any committee thereof, will not vote, fill such vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until such time that (i) such founding member has designated a successor director designee and the board has filled the vacancy and appointed such successor director designee, (ii) such founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) such founding member has specifically waived its rights to designate a successor director designee under the director designation agreement and has consented to the board, or any committee thereof, taking a vote on such enumerated actions prior to the board filling the vacancy with a successor director designee.

At any time that any founding member shall have any rights of designation under the director designation agreement, we will not take any action to change the size of our board from ten.

Assignment; Amendment. The right of each founding member to designate nominees for election to our board of directors is personal and may not be assigned except upon the prior written consent of the other parties to the director designation agreement. No prior written consent shall be required for an assignment by any founding member to an affiliate who acquires common membership units and becomes a party to the director designation agreement. Such assignee’s rights will cease at such time as it ceases to be an affiliate of a founding member. The director designation agreement may not be amended except with the written consent of each of the parties to the agreement.

Registration Rights Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the registration rights agreement. The registration rights agreement was executed by the parties effective February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must use reasonable best efforts to maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

We filed a Form S-3 registration statement covering 59,435,758 shares on November 5, 2009 and it was declared effective November 17, 2009. The registration statement included the common stock issuable upon exchange of the 51,850,951 original common membership units issued in February of 2007 as well as an additional 7,584,807 common membership units issued to the founding members subsequent to the IPO date pursuant to the common unit adjustment through the date of the registration statement. On August 9, 2010 we filed a Form S-3 registration statement to register the additional 8,722,428 shares that were issued in 2010, which was declared effective immediately.

Joint Defense Agreement

AMC and Regal, among others, entered into a joint defense and common interest agreement, dated August 16, 2004, which was supplemented by a joint defense and common interest agreement, dated July 13, 2005, by and among counsel for AMC, Regal and Cinemark. The joint defense agreement sets forth the terms and conditions under which the parties will cooperate and share information in order to advance their shared interests in owning and operating NCM LLC. In connection with the completion of the IPO, counsel for NCM LLC and the founding members executed an amendment to the joint defense agreement, whereby NCM LLC was added as a party, and the IPO was added to the range of transactions covered by the agreement.

Other Transactions

IdeaCast, Inc./RMG Networks, Inc.

In 2007, NCM LLC invested a total of $7.0 million of cash in 6% convertible preferred stock of IdeaCast, Inc. (“IdeaCast”), a provider of advertising to fitness centers and health clubs throughout the United States, and certain other out-of-home advertising networks including airlines and theme parks. On June 29, 2009, NCM LLC transferred its ownership interest to RMG Networks, Inc. (“RMG”), a digital advertising company, in exchange for approximately 24% of the equity (excluding out-of-the-money warrants) of RMG on a fully diluted basis through a combination of convertible preferred stock, common stock and common stock warrants. During the first quarter of 2010, RMG sold additional common stock to other third party investors for cash, which reduced the Company’s ownership in RMG to approximately 19% of the issued and outstanding preferred and common stock of RMG (before considering out-of-the-money warrants) at December 30, 2010. During 2010, NCM LLC recorded its share of losses in the operations of RMG of approximately $0.7 million.

NCM LLC and RMG also entered into a shared services agreement which allows for cross-marketing and certain services to be provided between the companies at rates which will be determined on an arms length basis. The services provided between the companies for 2010 were not significant. During 2010, NCM LLC agreed to a sponsorship for an event organized by RMG and paid $19,000 for the event.

The companies entered into a sublease agreement for office space in Chicago, Illinois for which RMG paid NCM LLC under the terms of the sublease through September 2010. During 2010, NCM LLC received approximately $4,400 from RMG under the sublease.

Agreements with The Anschutz Corporation

Aircraft. NCM LLC has an informal agreement with The Anschutz Corporation to use, on occasion, private aircraft owned by The Anschutz Corporation. The private aircraft are used to travel to cities where regularly scheduled flights require significant time or expense. The aircraft are leased at rates that we believe are at or below per hour market rates.

The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company. The Anschutz Company is the controlling stockholder of Regal Entertainment Group. For the year ended December 30, 2010, the aggregate amount paid to The Anschutz Corporation for use of the aircraft was approximately $109,000.

Agreement with LA Live

During the fourth quarter of 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC, an affiliate of The Anschutz Corporation, for NCM LLC to provide in-theatre advertising and Fathom Events services to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. For the year ended December 30, 2010, we paid LA Live Cinemas LLC under the affiliate agreement approximately $177,000.

Agreement with AEG Live

NCM LLC has an informal relationship with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to provide music content for exhibition in theatres through NCM’s Fathom business. During 2010, we paid AEG Live approximately $67,000 for the content it provided for a March 2010 Fathom Consumer event. In addition, we received approximately $20,000 from AEG Live for regional advertising we provided during 2010.

Agreement with Hughes Network

On July 3, 2002, RCM entered into an equipment and services agreement with Hughes Network Systems, Inc. Pursuant to the equipment and services agreement, Hughes agreed to provide certain satellite communication services, equipment and software, for a term of 36 months. On July 2, 2005, NCM LLC and Hughes Network Systems, LLC (formerly Hughes Network Systems, Inc.) entered into an amendment to the equipment and services agreement, pursuant to which, among other things, the term of the agreement was extended for an additional 24 months. NCM LLC and Hughes Network Systems, LLC continue to operate under an informal relationship. For the year ended December 30, 2010, the aggregate amount paid to Hughes was approximately $1.5 million.

Hughes Network Systems, LLC is a wholly-owned subsidiary of Hughes Communications Inc. According to the security ownership of beneficial owners, directors and officers of Hughes Communications Inc. and AMC, as of March 25, 2010, Apollo Investment Fund IV, LP owned 57.4% of Hughes Communications Inc and as of May 31, 2010, Apollo Investment Fund V, LP and Related Funds owned 38.98% of American Multi-Cinema, Inc. Apollo Investment Fund, IV, LP and Apollo Investment Fund V, LP are under common control through the ownership of their respective general partners and managers.

Agreement with Starplex

During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. (“Starplex”), which is owned by Lee Roy Mitchell, Chairman and owner of 10.87% of Cinemark as of March 25, 2010, for NCM LLC to provide in-theatre advertising services to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. Starplex joined the NCM LLC advertising network in the first quarter of 2010. In 2010, we incurred advertising operating costs of $1.3 million for payments made to the affiliate under the agreement.

Agreement with ShowPlex Cinemas, Inc.

In the first quarter of 2011, NCM LLC entered into a network affiliate agreement with ShowPlex Cinemas, Inc. (“ShowPlex”), for NCM LLC to provide in-theatre advertising services to its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. ShowPlex is expected to join the NCM LLC advertising network during the first half of 2011. ShowPlex is affiliated with

Unity Hunt, Inc., of which James R. Holland, Jr., an independent director, is President and Chief Executive Officer.

Agreement with Digital Cinema Integration Partners

On August 2, 2010, NCM LLC entered into an agreement with Digital Cinema Integration Partners (“DCIP”), a joint venture owned by the founding members. This agreement provides for the payment of a fee to DCIP whenever the digital cinema equipment is used to exhibit a Fathom event. Such fee per event showing during non-prime times (as defined in the agreements) and showing during prime times is a standard fee that is charged to all alternative content owners (including the major studios) who display their programming on the digital cinema projectors. During 2010, we paid DCIP approximately $68,000 under this agreement.

Agreements with Founding Members—Sponsorships

During 2010, NCM LLC agreed to various sponsorships for events organized by the founding members and paid Cinemark $31,000 and AMC $8,200 for these events.

Agreements with Founding Members—Equipment and Other

In connection with AMC’s acquisition of Kerasotes, AMC reimbursed NCM LLC approximately $3.0 million for the net book value of NCM LLC capital expenditures invested in digital network technology within the acquired Kerasotes theatres prior to the acquisition date. At the date of AMC’s acquisition of Kerasotes, NCM owed approximately $0.8 million to Kerasotes under their network affiliate agreement which was subsequently paid to AMC.

Agreements with Founding Members—Services

In 2010, NCM agreed to provide to Cinemark data line fail-over services through our network. NCM received payment of approximately $34,000 from Cinemark for these services. In 2010, NCM paid Regal approximately $15,000 for costs associated with lobby promotions sold by NCM on unused concession containers. In 2010, NCM received an immaterial amount from AMC for administration of internet advertisements. In 2010, AMC, Cinemark and Regal purchased $1.3 million of NCM LLC’s advertising inventory for their own use. In addition, NCM LLC paid $2.5 million to AMC, Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients and marketing resale to Fathom Business customers.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement pursuant to which we have agreed to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and marketing, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. NCM LLC indemnifies us for any losses arising from our performance under the management services agreement, except that we indemnify NCM LLC for any losses caused by our willful misconduct or gross negligence. Pursuant to this agreement, NCM LLC paid us approximately $16.6 million during the year ended December 30, 2010.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Corporate Code of Conduct is also available on our website at NCM.com at the Investor Relation link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at NCM.com. We have established a confidential hotline and website to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 30, 2010 with the exception of the failure to timely file a Form 4 for Lawrence Goodman, David Haas, James R. Holland, Jr., Stephen Lanning, Edward Meyer and Scott Schneider in connection with the vesting of restricted stock units on February 15, 2010 and a Form 4 for Earl Weihe related to a restricted stock grant on November 4, 2010. All of these forms were subsequently filed with the SEC. In addition, we believe the following late filings have occurred for greater than ten percent beneficial owners for the fiscal year ended December 30, 2010: a Form 3 for AMC Showplace Theatres, Inc. and a Form 4 for AMC Entertainment Inc. for common membership units issued on June 28, 2010; a Form 4 for Cinemark, USA Inc. for common membership units issued on March 31, 2010, and Form 4s for Regal Cinemas Inc. for common membership units redeemed on August 18, 2010 and September 8, 2010, respectively.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or by telephone at (303) 792-3600 or (800) 828-2828. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2012 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 18, 2011. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2012 annual meeting by January 27, 2012, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

Centennial, Colorado

[March 17, 2011]

APPENDIX A

National CineMedia, Inc. (“NCM”)

2011 Performance Bonus Plan (the “Plan”)

Objective:

The purpose of the 2011 NCM Performance Bonus Plan is to create a financial incentive for executives of NCM to: meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including annual adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted for the add back of our share-based compensation costs and for actual results, the add back of any make-good liability balance at fiscal year-end, and for other unusual or non-recurring items at the discretion of NCM’s Compensation Committee) and advertising sales budgets (as adjusted for the exclusion of certain advertising revenues generated through provision in the ESAs relating to beverage concessionaire agreement and the exclusion of additional advertising revenues generated through agreements with the founding members and revenues generated through barter arrangements, and for actual results, the add back of any make-good liability balance at fiscal year-end).

Program Structure:

Eligibility

All NCM employees who are employed by NCM during 2011 and, generally, as of the date of the annual Performance Bonus payment, will be eligible to participate in the Plan (“Eligible Employee”). For purposes of clarity, no employee will be eligible for a Performance Bonus if they are not employed by NCM on the date the Performance Bonus payments are made unless otherwise approved by NCM’s Compensation Committee. The annual Performance Bonus payment, if any, will be made as soon as practical after the annual audit is completed by NCM’s external auditors. Notwithstanding the foregoing, payment of the Performance Bonus (as defined below) to those Eligible Employees who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will only be made upon certification by NCM’s Compensation Committee in writing that the performance goals and any other material terms of the Performance Bonus were in fact satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the NCM Compensation Committee waives the requirement that an Eligible Employee must be employed on the date of payment of the Performance Bonus, the payment shall occur no later than the 15th day of the third month following the later of: (i) the end of NCM’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A

(a) Delay in Payment. Notwithstanding anything contained in this Plan or a Performance Bonus award to the contrary, if the Eligible Employee is deemed by NCM at the time of the Eligible Employee’s “separation from service” with NCM and its related entities to be a “specified employee,” any “nonqualified deferred compensation” to which the Eligible Employee is entitled under the Plan in connection with his or her separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid until the date that is the first business day following the six month period after the Eligible Employee’s separation from service (or if earlier, his or her death). Such delay in payment shall only be affected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Eligible Employee under Section 409A of the Code. Any Performance Bonus award which would have otherwise been paid during the delay period in the absence of this provision shall be paid to the Eligible Employee (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b) Key Definitions. For purposes of this Plan, the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(c) Amendments. Notwithstanding anything in the Plan to the contrary, this Plan and Performance Bonus awards granted under this Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, in the exercise of its sole discretion and without the consent of the Eligible Employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM shall not be required to assume any increased economic burden. No action taken by NCM with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an Eligible Employee’s rights with respect to a Performance Bonus award or to require the consent of such Eligible Employee. NCM reserves the right to make additional changes to the Plan and Performance Bonus awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of their annual base compensation at the end of the year for which a Performance Bonus is being paid. In the case of an Eligible Employee hired during the fiscal year, the amount of any bonus award will be prorated for the length of time the Eligible Employee is employed during the fiscal year. As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon NCM OIBDA, as adjusted, or NCM advertising sales as adjusted performance versus budget. After the amount of the Performance Bonus for each Eligible Employee has been determined by the Compensation Committee based upon the measures set forth below, the NCM Compensation Committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each Eligible Employee, reduce the amount of the preliminary Performance Bonus amount by up to 25% of the amount calculated in accordance with the objective financial criteria set forth below. The amount of reduction in any Eligible Employee’s Performance Bonus in accordance with the discretion of the NCM Compensation Committee shall not affect the amount of Performance Bonus payable to any other Eligible Employee under the Plan. The Performance Bonus targets and measurements for Eligible Employees subject to the requirements of Section 162(m) of the Code shall be established by the NCM Compensation Committee no later than the ninetieth day of fiscal 2011.

In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during 2011, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the Performance Bonus but the establishment of such a separate plan shall not affect the computation of the amount of Performance Bonus payable under this Plan.

In cases where the calculation of the Performance Bonus is based upon a range of financial performance, the amount of Performance Bonus shall be the same percentage of the range of base salary bonus as the financial performance target represents of the range of financial measures. For example, if the actual financial performance for 2011 represents financial performance half way between the two ranges of financial performance, the Performance Bonus amount will be the midpoint between the two percentages of base salary represented by the financial performance metric.

Stretch Bonus

In addition to the Performance Bonus discussed above, all Eligible Employees will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its OIBDA Budget as adjusted and it will be incremental to the Performance Bonus discussed above. The amount of Stretch Bonus will be equal to the following: (i) the Eligible Employee’s Performance Bonus paid, times (ii) 50%, times (iii) the percentage that actual OIBDA as adjusted is in excess of OIBDA Budget as adjusted (capped at 10%) divided by 10% as follows: For example if the Bonus Potential was $100,000, OIBDA Budget as adjusted was

$150 million, actual results were $155 million, the Stretch Bonus would be approximately $16,500, calculated as follows: ((155-150)/150)/10% X 50% X $100,000. Payment of the Stretch Bonus to Eligible Employees who are subject to the limitations of Section 162(m) of the Code shall be subject to the same Compensation Committee certification described above.

Notwithstanding the foregoing, the maximum amount of Performance Bonus plus Stretch Bonus that may be paid to an Eligible Employee subject to the limitations of Section 162(m) of the Code shall not exceed 250% of each such Eligible Employee’s Base Salary as in effect on January 13, 2011.

Payment of the Performance Bonus to Eligible Employees subject to the limitations of Section 162(m) of the Code shall be made only after the material terms of this Plan (as defined in Treasury Regulations under Section 162(m) of the Code) have been disclosed to and subsequently approved by the shareholders of NCM.

Following is a summary for each Eligible Employee’s Performance Bonus Potential % and Financial Goals:

1.	President and Chief Executive Officer—Performance Bonus Potential of 50% to 100% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

2.	Executive Vice President and Chief Financial Officer—Performance Bonus Potential of 37.5% to 75% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

3.	Executive Vice President and General Counsel—Performance Bonus Potential of 37.5% to 75% of Base Salary based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget.

4.	President of Sales and Marketing—Performance Bonus Potential of 50% to 100% of Base Salary, based on meeting percentage attainment of adjusted advertising sales budget as set forth below:

Revenue % of Budget	% of Base Salary
<80%	0%
>80% to 90%	50% to 70%
>90% to 100%	≥70% to 100%

Any actual expenditures in excess of the G & A (including media), marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets.

5.	Executive Vice President and Chief Operations Officer—Performance Bonus Potential of 37.5% to 75% of Base Salary based on the following criteria: 75% of Performance Bonus Potential based on NCM meeting 90% to 100% of its OIBDA budget as adjusted, with no Performance Bonus payable should actual OIBDA as adjusted be less than 90% of budget and 25% of Performance Bonus Potential tied to the Network Operations divisions meeting their aggregate annual operating expenditure budgets and capital expenditure budgets, including any capitalized overhead, with no Performance Bonus payable should these expenditures exceed 100% of budget.

The Plan was adopted by the Compensation Committee on January 12, 2011.

APPENDIX B

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATIONAL CINEMEDIA, INC.

National CineMedia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), having its registered office at the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, hereby certifies to the Secretary of State of the State of Delaware that:

FIRST: Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 185,000,000, which shall be divided into the following classes:

(a)	175,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and

(b)	10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).”

SECOND: The Board of Directors of the Corporation by unanimous written consent adopted a resolution which sets forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, declaring that the amendment to the Amended and Restated Certificate of Incorporation as proposed was advisable and directing that it be considered at the next annual meeting of the stockholders of the Corporation.

THIRD: The amendment has been consented to and authorized and approved by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, and has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on filing.

B-1

IN WITNESS WHEREOF, National CineMedia, Inc. has caused this Certificate of Amendment to be signed on this [            ] day of April 2011 in its name and on its behalf by Ralph E. Hardy, its Secretary, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

NATIONAL CINEMEDIA, INC.

By:
Name: Ralph E. Hardy
Title: Secretary

B-2

APPENDIX C

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

1.     ESTABLISHMENT AND PURPOSE

1.1 Establishment. National CineMedia, Inc., a Delaware corporation (the “Company”), established the National CineMedia, Inc. 2007 Equity Incentive Plan (the “Plan”). The Plan, as amended by the First Amendment and Second Amendment, was approved by the stockholders of the Company on April 28, 2009. On February 22, 2011, the Board approved an amendment to Section 4.1 of the Plan, subject to approval by the stockholders of the Company. This amended and restated Plan is effective as of February 22, 2011 and incorporates all amendments. The Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based and cash awards in accordance with the terms hereof.

1.2 Purpose. The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

2.     DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means with respect to the Company, (i) any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including without limitation, any Subsidiary, (ii) any corporation or other entity controlling, controlled by, or under common control with the Company, including any member of an affiliated group of which the Company is a common parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code), and (iii) National CineMedia, LLC.

2.2 “Award” means a grant under the Plan of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award. The Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall govern, except to the extent the Plan would be considered to provide an additional benefit as determined under Sections 409A and 424 of the Code.

2.4 “Benefit Arrangement” means as defined in Section 13.

2.5 “Board” or “Board of Directors” means the board of directors of National CineMedia, Inc.

2.6 “Business Combination” means as defined in Section 2.8.

2.7 “Cause” means, as determined by the Committee and unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate, (i) any willful breach of any material written policy of the Company or an Affiliate that results in material and demonstrable liability or loss to the Company or the Affiliate; (ii) engaging in any conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate, including, but not limited to, misappropriation or conversion of assets of the Company or an Affiliate (other than immaterial assets); (iii) a conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach by the Service Provider of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate. No act or failure to act by the Service Provider shall be deemed “willful” if done, or omitted to be done, by him or her in good faith and with the reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.8 “Change of Control” means and shall be deemed to have occurred upon the occurrence of:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) or (B) of paragraph (iv) below, or (E) any acquisition by a Founding Member; or

(ii) The acquisition by any Person, other than a Founding Member, of the right to (A) elect or (B) nominate for election or (C) designate for nomination pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members, a majority of the members of the Company’s Board; or

(iii) The acquisition by any Person, other than the Company or a Founding Member, of beneficial ownership of more than 50% of the Units of NCM LLC; or

(iv) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or was designated pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members shall be considered as though such individual were a member of the Incumbent Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) the Founding Members beneficially own, more than 50% of, respectively, the outstanding shares of common stock or voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(v) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(vi) Approval by the members of NCM LLC of a complete liquidation or dissolution of NCM LLC.

2.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations, interpretations, and administrative guidance issued thereunder.

2.10 “Committee” means the Compensation Committee of the Board or any committee designated by the Board to administer the Plan, or if no committee is appointed, the Board. The Compensation Committee or the Board may designate one or more subcommittees to (i) consist solely of persons who satisfy the applicable requirements of any stock exchange or national market system on which the shares of Stock may be listed, (ii) consist solely of persons who qualify as an “outside director” within the meaning of Section 162(m) of the Code, and (iii) consist solely of persons who qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.11 “Company” means National CineMedia, Inc., a Delaware corporation.

2.12 “Corporate Event” means an event described in Section 14.1.

2.13 “Disabled” or “Disability” means, unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Participant and the Company or an Affiliate, the Participant is unable to perform each of the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided that, the following shall apply:

(a) With respect to rules regarding expiration of an Incentive Stock Option following termination of the Participant’s Service, Disability has the meaning set forth in Section 22(e)(3) of the Code.

(b) With respect to any Award subject to Section 409A of the Code, the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer; or (iii) determined to be totally disabled by the Social Security Administration.

2.14 “Dividend Equivalents” means any right granted under Section 11.

2.15 “Effective Date” means the effective date of the Plan, February 6, 2007, the date the Plan was approved by the Board.

2.16 “Employee” means any individual who is a common-law employee of the Company or an Affiliate determined in accordance with the Company’s standard personnel policies and practices.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, or any successor act thereto.

2.18 “Exercise Price” means the price at which a share of Stock may be purchased pursuant to the exercise of an Option.

2.19 “Fair Market Value” means the value of a share of Stock as of a particular date, determined as follows: (a) the closing sale price reported for such share on the national securities exchange or national market system on which such stock is principally traded, or if no sale of shares is reported for such trading day, on the next preceding day on which a sale was reported, or (b) if the shares of Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion consistent with the requirements under Section 409A of the Code; notwithstanding the foregoing, the Fair Market Value of a share of Stock for purposes of Awards (other than NCM LLC Substitute Awards and other Substitute Awards) with a Grant Date as of the Company’s initial public offering shall be the price per share of Stock in such initial public offering, as determined by the Committee.

2.20 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent (50%) of the voting interests; provided, however, that to the extent required by applicable law, the term Family Member shall be limited to a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant or a trust or foundation for the exclusive benefit of any one or more of these persons.

2.21 “Founding Member” means as such term is defined in the Limited Liability Company Operating Agreement.

2.22 “Good Reason” means, unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate, (i) reduction in the Service Provider’s base salary, (ii) a diminution of the Service Provider’s title, office, position or authority, excluding for this purpose an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by the Service Provider, (iii) the assignment to the Service Provider of any duties inconsistent with the Service Provider’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of the Participant’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by the Service Provider, (iv) a transfer of the Service Provider’s primary workplace by more than fifty (50) miles from the current workplace, or (v) a material breach of any term of any employment, consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by the Service Provider.

2.23 “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date on which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 5, or (iii) such other date as may be specified by the Committee in the Award Agreement.

2.24 “Grant Price” means the per share exercise price of a Stock Appreciation Right granted to a Participant under Section 7.

2.25 “Incentive Stock Option” means an Option to purchase shares of Stock designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

2.26 “Incumbent Board” means as defined in Section 2.8.

2.27 “Limited Liability Company Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of February 13, 2007, by and among the members of National CineMedia LLC, as it may be amended, modified or replaced from time to time.

2.28 “Minimum Statutory Withholding” means as defined in Section 12.

2.29 “National CineMedia, LLC” means National CineMedia, LLC, a Delaware limited liability company.

2.30 “NCM LLC Substitute Awards” means Awards granted in substitution for outstanding unit options and restricted units granted to employees of National CineMedia, LLC, in connection with its reorganization and related transactions pursuant to the initial public offering of the Company. The terms and conditions of NCM LLC Substitute Awards shall comply with the requirements for substitutions of awards made in connection with a corporate transaction or certain other adjustments that are not treated as modifications under Regulation § 1.424-1 and Section 409A of the Code, as applicable.

2.31 “Non-Qualified Stock Option” means any Option other than an Incentive Stock Option.

2.32 “Option” means an option to purchase one or more shares of Stock at a stated or formula price for a specified period of time. An Option granted under the Plan shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.33 “Other Agreement” means as defined in Section 13.

2.34 “Other Stock-Based Award” means an equity-based Award that is granted to a Participant under Section 10.

2.35 “Outstanding Company Common Stock” means as defined in Section 2.8.

2.36 “Outstanding Company Voting Securities” means as defined in Section 2.8.

2.37 “Parachute Payment” means as defined in Section 13.

2.38 “Participant” means any eligible individual as defined in Section 5 who is granted an Award under the Plan.

2.39 “Performance Award” means an Award made subject to the achievement of performance goals granted under Section 9, denominated in shares of Stock (“Performance Shares”) or units (“Performance Units”), the value of which at the time it is payable is determined based upon the extent to which the corresponding performance goals have been achieved.

2.40 “Performance Period” means the period of time during which the performance goals must be achieved in order to determine the degree of vesting or payout with respect to an Award, not to exceed ten (10) years. Performance Periods may be overlapping.

2.41 “Person” means as defined in Section 2.8.

2.42 “Plan” means this National CineMedia, Inc. 2007 Equity Incentive Plan, as amended from time to time.

2.43 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.44 “Restricted Stock” means an Award of shares of Stock granted under Section 8.

2.45 “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of shares of Stock granted under Section 8.

2.46 “Restriction Period” means the period during which Restricted Stock and Restricted Stock Units are subject to a substantial risk of forfeiture (based upon the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Sections 8.3 and 8.4.

2.47 “Securities Act” means the U.S. Securities Act of 1933, as it may be amended from time to time, or any successor act thereto.

2.48 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.49 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.50 “Stock” or “Common Stock” means a share of National CineMedia, Inc., common stock, $0.01 par value per share.

2.51 “Stock Appreciation Right” or “SAR” means an Award granted under Section 7.

2.52 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.53 “Substitute Awards” means Awards (excluding NCM LLC Substitute Awards) granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or a Subsidiary or an Affiliate or with which the Company or Subsidiary or Affiliate combines. The terms and conditions of any Substituted Awards shall comply with the requirements for substitutions or assumptions of awards made in connection with a corporate transaction or certain other adjustments that are not treated as modifications under Regulation § 1.424-1 and Section 409A of the Code, as applicable.

3.    PLAN ADMINISTRATION

3.1 General. The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full power and authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2 Authority of the Committee. The Board from time to time may delegate to one or more Committees such powers and authorities related to the administration and implementation of the Plan, as set forth in this Section 3 and in other applicable provisions, as the Board shall determine. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Company. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority, including but not limited to:

(a) designate Participants;

(b) determine the type or types of Awards to be made to a Participant;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including, but not limited to, the Exercise Price of any Option, the Grant Price of any Stock Appreciation Right, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e) prescribe the form of each Award Agreement; and

(f) amend, modify, or supplement the terms of any outstanding Award including the authority to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or Stock Appreciation Right that (i) causes the Option or Stock Appreciation Right to become subject to Section 409A of the Code, (ii) reduces the Exercise Price or Grant Price, either by lowering the Exercise Price or Grant Price or by canceling the outstanding Option or Stock Appreciation Right and granting a replacement Option or Stock Appreciation Right with a lower Exercise Price or Grant Price, or (iii) would be treated as a repricing under the rules of the exchange upon which shares of Stock of the Company trade, without, with respect to item (i), the Participant’s written prior approval, and with respect to items (ii) and (iii), without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and Stock Appreciation Rights pursuant to Section 14.

As a condition to any Award, the Committee shall have the right, at its discretion, to require Participants to return to the Company Awards previously granted under the Plan. The Committee shall have the right, in its discretion, to make Substitute Awards. Subject to the terms and conditions of the Plan, any such subsequent Award shall be upon such terms and conditions as are specified by the Committee at the time the new Award is granted. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, the Company may annul an Award if the Participant is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

3.3 Deferral Arrangement. The Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish in accordance with Section 409A of the Code, which may include provisions for the payment or crediting of interest or Dividend Equivalents, including converting such credits into deferred Stock units.

3.4 No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or any Award Agreement.

3.5 Book Entry. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.    STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 10,076,000 shares (including NCM LLC Substitute Awards). Subject to adjustment as provided in Section 14, 500,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Such maximum numbers may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2 Individual Award Limits. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock that may be covered by an Award granted under the Plan (other than NCM LLC Substitute Awards and other Substitute Awards) to a single Participant in any calendar year shall not exceed 500,000 shares. The maximum dollar amount that may be awarded (other than NCM LLC Substitute Awards and other Substitute Awards) to a single Participant in any calendar year shall not exceed $5,000,000.

4.3 Share Counting. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of Substitute Awards or tandem Awards) and make adjustments in accordance with Section 14. If the Exercise Price of any Option granted under the Plan, or if pursuant to Section 12 the tax withholding obligation of any Participant with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (either by actual deliver or by attestation) or by withholding shares of Stock, the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares of Stock retained or returned to the Company will be available under the Plan; and shares that are withheld from such an Award or separately surrendered by the Participant in payment of the Exercise Price or taxes relating to such an Award shall be deemed to constitute shares of Stock not delivered to the Participant and will be available under the Plan. The counting procedures described above in this Section 4.3 shall apply with respect to NCM LLC Substitute Awards. With respect to other Substitute Awards, shares of Stock withheld or delivered to pay tax withholding obligations and shares covered by a Substitute Award that is canceled, expired, forfeited, settled in cash, or otherwise settled by issuance of fewer shares shall not be added back to shares available for issuance under the Plan.

4.4 Substitute Awards. In the case of other Substitute Awards (excluding NCM LLC Substitute Awards), the shares of Stock subject to the Substitute Award shall not be counted against the number of shares reserved under the Plan.

5.     ELIGIBILITY AND PARTICIPATION

Individuals eligible to participate in this Plan include all Service Providers of the Company, or any Affiliate; provided, however, to the extent required under Section 409A of the Code, an Affiliate of the Company shall include only an entity in which the Company possesses at least twenty percent (20%) of the total combined voting power of the entity’s outstanding voting securities or such other threshold ownership percentage permitted under Section 409A of the Code. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted. An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.     STOCK OPTIONS

6.1 Grant of Options. Subject to the provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, it its sole discretion; provided that Incentive Stock Options may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code).

6.2 Award Agreement. Each Option granted under the Plan shall be evidenced by an Award Agreement that shall specify the Exercise Price, the number of shares of Stock covered by the Option, the maximum duration of the Option, the conditions upon which an Option shall become vested and exercisable and such other provisions as the Committee shall determine, consistent with the terms of the Plan. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option.

(a) Exercise Price. The Exercise Price for each Option shall be as determined by the Committee and shall be specified in the Award Agreement. The Exercise Price shall be: (i) not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date, (ii) set at a premium to the Fair Market Value of a share of Stock on the Grant Date, or (iii) indexed to the Fair Market Value of a share of Stock on the Grant Date, with the index determined by the Committee, in its discretion; provided, however, with respect to NCM LLC Substitute Awards and other Substitute Awards, the Exercise Price is not required to be at least equal to the Fair Market Value on the Grant Date. In no case shall the Exercise Price of any Option be less than the par value of a share of Stock.

(b) Number of Shares. Each Award Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(c) Term. Each Option shall terminate as set forth in the Award Agreement and all rights to purchase shares of Stock shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the Grant Date, except as may be required with respect to NCM LLC Substitute Awards or other Substitute Awards.

(d) Restrictions on Exercise. The Award Agreement shall set forth any installment or other restrictions on exercise of the Option during the term of the Option. Each Option shall become exercisable and shall vest over such period of time, or upon such events, as determined by the Committee.

6.3 Exercise of Option.

(a) Manner of Exercise. An Option granted hereunder shall be exercised, in whole or in part, by providing written or electronic notice, on a form provided by the Company, to the Committee (or an officer designated by the Committee), specifying the number of shares of Stock to be purchased and accompanied by full payment of the Exercise Price for the shares and satisfaction of any tax withholding requirements.

(b) Payment. A condition to the issuance or other delivery of shares of Stock as to which an Option shall be exercised shall be the payment of the Exercise Price and satisfaction of any tax withholding requirements. The Exercise Price of an Option shall be payable to the Company in full, in any method permitted under the Award Agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering (either by actual delivery or by attestation) unrestricted shares of Stock already owned by the Participant (for at least six (6) months or such other period as may be required by the Committee) on the date of surrender to the extent the shares of Stock have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the shares as to which such Option shall be exercised, provided that, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant, (iii) any other method approved or accepted by the Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise, or (iv) any combination of the foregoing. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

(c) Delivery of Shares. Promptly after the exercise of an Option by a Participant and the payment in full of the Exercise Price, such Participant shall be entitled to the issuance of certificates evidencing such Participant’s ownership of the shares of Stock purchased upon exercise of the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of certificates through the use of book-entry.

6.4 Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

6.5 Limitations on Incentive Stock Options.

(a) Initial Exercise. The aggregate Fair Market Value of the shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the shares of Stock shall be determined as of the Grant Date and each Incentive Stock Option shall be taken into account in the order granted.

(b) Ten Percent Stockholders. An Incentive Stock Option granted to a Participant who is the holder of record of more than ten percent (10%) of the combined voting power of all classes of stock of the Company shall have an Exercise Price at least equal to one hundred and ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date of the Option and the term of the Option shall not exceed five (5) years.

(c) Notification of Disqualifying Disposition. If any Participant shall make any disposition of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.

6.6 Transferability. Except as provided in Section 6.7, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 6.7, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

6.7 Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 6.7, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless applicable law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 6.7, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 6.7 or by will or the laws of descent and distribution. The events of termination of Service under an Option shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in the applicable Award Agreement.

6.8 Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the shares of Stock) until the shares of Stock covered thereby are fully paid and issued to such individual. Except as provided in Section 14 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

7.    STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Subject to the provisions of this Plan, Stock Appreciation Rights may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant freestanding Stock Appreciation Rights, Stock Appreciation Rights that are granted in tandem with an Option, or any combination thereof.

7.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the Grant Price, the number of shares of Stock covered by the Stock Appreciation Right, the maximum duration of the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other provisions as the Committee shall determine, consistent with the terms of the Plan.

(a) Grant Price. The Grant Price for each Stock Appreciation Right shall be determined by the Committee and shall be specified in the Award Agreement. Other than with respect to Substitute Awards, the Grant Price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date of the Stock Appreciation Right.

(b) Number of Shares. Each Award Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(c) Term. Each Stock Appreciation Right shall terminate and all rights with respect to the Stock Appreciation Right shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Stock Appreciation Rights shall be exercisable later than the tenth (10th) anniversary of the Grant Date.

(d) Restrictions on Exercise. The Award Agreement shall set forth any installment or other restrictions on exercise of the Stock Appreciation Right during its term. Each Stock Appreciation Right shall become exercisable and shall vest over such period of time, or upon such events, as determined by the Committee (including based on achievement of performance goals or future service requirements).

7.3 Exercise of Stock Appreciation Right. A Participant desiring to exercise a Stock Appreciation Right shall give written or electronic notice, on a form provided by the Company, of such exercise to the Company with the information the Company deems reasonably necessary to exercise the Stock Appreciation Right. If a Stock Appreciation Right is issued in tandem with an Option, except as may otherwise be provided by the Committee, the Stock Appreciation Right shall be exercisable during the period that its related Option is exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the Grant Price; by

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Committee, the payment upon exercise may be in cash, shares of Stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination as to the form of settlement shall be set forth in the Award Agreement.

7.4 Effect of Exercise. If a Stock Appreciation Right is issued in tandem with an Option, the exercise of the Stock Appreciation Right or the related Option will result in an equal reduction in the number of corresponding shares of Stock subject to the Option or Stock Appreciation Right that were granted in tandem with such Stock Appreciation Right and Option.

7.5 Termination of Service. Upon the termination of Service of a Participant, any Stock Appreciation Rights then held by such Participant shall be exercisable within the time periods, and upon the same conditions with respect to the reasons for termination of Service, as are specified in Section 6.4 with respect to Options.

7.6 Transferability. A Stock Appreciation Right shall only be transferable upon the same terms and conditions with respect to transferability, as are specified in Sections 6.6 and 6.7 with respect to Options.

8.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the provisions of this Plan, the Committee at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of shares of Restricted Stock or the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.

8.3 Restrictions on Transfer. Except as provided in this Plan or an Award Agreement, the shares of Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the Restriction Period established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction or any other conditions, as specified by the Committee, in its sole discretion. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4 Forfeiture; Other Restrictions. The Committee shall impose such other conditions and restrictions on any shares of Restricted Stock or Restricted Stock Units as it may deem advisable including a requirement that the Participant pay a specified amount to purchase each share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions or restrictions under applicable laws or under the requirements of any stock exchange or market upon which shares of Stock are then listed or traded, or holding requirements or sale restrictions placed on the shares of Stock by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

8.5 Restricted Stock Units. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement. Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.

8.6 Termination of Service. Unless otherwise provided by the Committee in the applicable Award Agreement, upon the termination of a Participant’s Service with the Company or an Affiliate, any shares of Restricted Stock or Restricted Stock Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Participant shall have no further rights with respect to such Awards, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to Restricted Stock or Restricted Stock Units.

8.7 Stockholder Privileges. Unless otherwise determined by the Committee and set forth in the Award Agreement:

(a) A Participant holding shares of Restricted Stock shall have voting rights with respect to the shares during the Restriction Period. The Committee may provide in an Award Agreement that the Participant shall be entitled to receive Dividend Equivalents during the Restriction Period in accordance with Section 11.

(b) A Participant holding Restricted Stock Units shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive Dividend Equivalents in accordance with Section 11.

8.8 Purchase of Restricted Stock. The Participant shall be required, to the extent required by applicable law, to purchase the shares of Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement. The Purchase Price shall be payable in cash or in cash equivalents acceptable to the Company. In addition, to the extent the Award Agreement so provides, payment of the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules, or, in the discretion of the Committee, in consideration for past Services rendered to the Company or an Affiliate. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, having properly paid the Purchase Price, the restrictions applicable to Restricted Stock shall lapse, and, unless otherwise provided in the Award Agreement, a certificate for such shares of Stock shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be.

9.     PERFORMANCE AWARDS

9.1 Grant of Performance Awards. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Shares or Units. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending upon the extent to which the performance goals are achieved, will determine the number or value of Performance Shares or Performance Units that will be paid to the Participant.

9.3 Achievement of Performance Goals. Subject to the provisions of this Plan, after the applicable Performance Period has been completed, the Committee shall determine the number of Performance Shares or value of Performance Units the Participant has earned over the Performance Period based upon the extent to which the performance goals have been achieved.

9.4 Payment of Performance Awards. The time and form of payment of Performance Awards earned by the Participant shall be as determined by the Committee and as set forth in the Award Agreement. Any payment of shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee. The Committee may provide in an Award Agreement for the payment of Dividend Equivalents in accordance with Section 11.

9.5 Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares or Performance Units following termination of Service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Performance Shares or Performance Units and may reflect distinctions based upon the reason for termination.

9.6 Transferability. Except as otherwise provided in an Award Agreement, Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by the laws of descent and distribution.

10.     OTHER STOCK-BASED AWARDS

From time to time during the duration of this Plan, the Committee may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire shares of Stock under the Plan, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan and all shares of Stock issued pursuant to such arrangements shall be issued under this Plan.

11.     DIVIDEND EQUIVALENTS

Subject to the terms of the Plan and any applicable Award Agreement, a Participant shall, if so determined by the Committee, be entitled to receive, currently, or on a deferred basis, dividends or Dividend Equivalents, with respect to the shares of Stock covered by the Award. The Committee may provide that any dividends paid on shares of Stock subject to an Award must be reinvested in additional shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the Award. Notwithstanding the award of Dividend Equivalents or dividends, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt. All distributions, if any, received by a Participant with respect to an Award as a result of any split, Stock dividend, combination of shares of Stock, or other similar transaction shall be subject to the restrictions applicable to the original Award. Notwithstanding the foregoing, with respect to Restricted Stock granted as NCM LLC Substitute Awards and Restricted Stock granted to directors immediately upon completion of the Company’s initial public offering, during the Restriction Period, such Participants shall be entitled to receive regular cash dividends declared and paid with respect to the shares of Restricted Stock.

12.     TAX WITHHOLDING

The Company or any Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes, domestic or foreign, of any kind required by law with respect to the vesting of or other lapse of restrictions applicable to Awards or upon the issuance of any shares of Stock or payment of any kind upon the exercise of any Options or Stock Appreciation Rights. At the time of such vesting, lapse, payment, or exercise, the Participant shall pay to the Company or Affiliate, as the case may be, any amount that the Company or Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.

Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Participant may elect to have shares of Stock withheld or to deliver shares to satisfy the minimum statutory withholding rates for federal, state and local income taxes and employment taxes that are applicable to supplemental taxable income (“Minimum Statutory Withholding”) obligations. The Participant may elect to satisfy Minimum Statutory Withholding obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Participant or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Participant (for any minimum period required by the Committee). The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value not in excess of such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Committee as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 12 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

13     PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 13 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Awards held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the amount payable to the Participant under any Benefit Arrangement in cash that constitutes a Parachute Payment shall first be reduced to the extent necessary, or eliminated, so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment. Cash payable under any such Benefit Arrangement shall be reduced, or eliminated, in the order that such payments would be made to the Participant under the provisions of such Benefit Arrangement, with the payments to be made to the Participant at the earliest date reduced first and any required additional reductions made from cash payments with respect to any such Benefit Arrangement reduced in order of time of payment, so that the Benefit Arrangement payable in cash that would be paid furthest in time from the date of the event triggering the payments would be reduced or eliminated last.

14.     EFFECT OF CHANGES IN CAPITALIZATION

14.1 Changes in Stock. The number of shares of Stock for which Awards may be made under the Plan shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any recapitalization, reclassification, split, reverse split, combination, exchange, dividend or other distribution payable in shares of Stock, or for any other increase or decrease in such shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date (any such event hereafter referred to as a “Corporate Event”). In addition, subject to the exception set forth in the second sentence of Section 14.4, the number and kind of shares for which Awards are outstanding shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any Corporate Event. Any such adjustment in outstanding Options or Stock Appreciation Rights shall not increase the aggregate Exercise Price or Grant Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or Stock Appreciation Right, as applicable, and the adjustment shall comply with the requirements under Section 409A of the Code. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in stock of the Company) without receipt of consideration by the Company, the Company shall proportionately adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the Exercise Price per share of outstanding Options and the Grant Price of outstanding Stock Appreciation Rights to reflect such distribution. Notwithstanding the foregoing, upon the occurrence of any event or transaction contemplated in this Section 14.1, any changes contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.2 Change of Control. Subject to the exception set forth in the second sentence of Section 14.4, if, within three months prior to or one year after the consummation of a Change of Control, a Participant’s Service is terminated by either the Company, an Affiliate or a successor in interest to the Company or an Affiliate without Cause or by the Participant for Good Reason, then all of the Participant’s Options and Stock Appreciation Rights outstanding hereunder shall become immediately exercisable and all outstanding other Awards shall be deemed to have vested, with all restrictions and conditions applicable to such Awards deemed lapsed.

Provision may be made in writing in connection with a Change of Control for the assumption or continuation of the Awards theretofore granted, or for the substitution for such Awards for new options, restricted stock or other equity awards relating to the stock or units of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or units (disregarding any consideration that is not common stock) and option prices, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided.

14.3 Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs. Subject to the exception set forth in the second sentence of Section 14.4, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change of Control occurs, any Award theretofore made pursuant to the Plan shall pertain to and apply solely to the securities to which a holder of the number of securities subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, and, in the case of Options and Stock Appreciation Rights, with a corresponding proportionate adjustment of the Exercise Price or Grant Price per share so that the aggregate Exercise Price or Grant Price thereafter shall be the same as the aggregate Exercise Price or Grant Price of the shares of Stock remaining subject to the Option or Stock Appreciation Right immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing any other Award, any restrictions applicable to such Award shall apply as well to any replacement shares of Stock received by the Participant as a result of the reorganization, merger or consolidation. Notwithstanding the foregoing, upon the occurrence of any event or transaction contemplated in this Section 14.3, any changes contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.4 Adjustment. Adjustments under Section 14 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. The Committee may provide in the Award Agreements at the time of Award, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 14.1, 14.2 and 14.3. Notwithstanding the foregoing, any different provisions or changes to provisions contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.5 No Limitations on the Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

15.    REQUIREMENTS OF LAW

15.1 General. The Company shall not be required to issue or sell any shares of Stock under any Award if the issuance or sale of such shares would constitute a violation by the Participant, any other individual exercising an Option or Stock Appreciation Right, or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares of Stock hereunder, no shares of Stock may be issued or sold to the Participant or any other individual exercising an Option or Stock Appreciation Right pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to issue or sell such shares of Stock unless the Committee has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance or sale of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2 Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.     GENERAL PROVISIONS

16.1 Disclaimer of Rights. No provision in the Plan, in any Award or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

16.2 Nontransferability of Awards. Except as provided in Sections 6.6 and 7.6 or otherwise at the time of grant or thereafter, no right or interest of any Participant in an Award granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Awards shall only be transferable by will or the laws of descent and distribution to the extent provided under this Plan, and payment of any amounts due thereunder shall be made to, and exercise of any Option or Stock Appreciation Right may be made by, the Participant’s legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is unable to care for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

16.3 Changes in Accounting or Tax Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to any Award shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

16.4 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable.

16.5 Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

16.6 Other Award Agreement Provisions. Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.7 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of Shares received upon such exercise, the vesting of any Restricted Stock, receipt of Performance Shares, distributions with respect to Restricted Stock Units or Performance Units, or Other Stock-Based Awards shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee as determined, including without limitation, benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

16.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.9 Governing Law. The validity and construction of this Plan and the Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the Award Agreements to the substantive laws of any other jurisdiction.

16.10 Section 409A.

(a) Time and Form of Payment. Notwithstanding anything contained in this Plan or in an Award Agreement to the contrary, the time and form of payment of an Award that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Award Agreement on or before the time at which the Participant obtains a legally binding right to the Award (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

(b) Delay in Payment. Notwithstanding anything contained in this Plan or an Award Agreement to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which the Participant is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section 16.10 shall be paid to the Participant (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(c) Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(d) Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an Award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

17.     AMENDMENT, MODIFICATION AND TERMINATION

17.1 Amendment, Modification, and Termination. Subject to Sections 3.2, 16.10 and 17.2, the Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

17.2 Awards Previously Granted. Except as otherwise may be required under Section 16.10, notwithstanding Section 17.1 to the contrary, no amendment, modification or termination of the Plan or Award Agreement shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

18.     STOCKHOLDER APPROVAL; EFFECTIVE DATE OF PLAN

The Plan was effective as of the Effective Date. The stockholders of the Company approved the Plan, as amended by the First Amendment and Second Amendment, on April 28, 2009.

19.     DURATION

Unless sooner terminated by the Board, this Plan shall terminate automatically 10 years from the Effective Date. After the Plan is terminated, no Awards may be granted. Awards outstanding at the time the Plan is terminated shall remain outstanding in accordance with the terms and conditions of the Plan and the Award Agreement.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 through 5 and 7 and for a ONE YEAR frequency on Proposal 6.

1. Election of Directors:

01 – Kurt C. Hall For Withhold

02 – Lawrence A. Goodman For Withhold

03 – Scott N. Schneider For Withhold

2. Proposal to approve the National CineMedia, Inc. 2011 Performance Bonus Plan. For Against Abstain

3. Proposal to approve the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of National CineMedia, Inc. to increase the number of authorized shares. For Against Abstain

4. Proposal to approve an amendment to the National CineMedia, Inc. 2007 Equity Incentive Plan to increase the number of authorized shares thereunder. For Against Abstain

5. Proposal to consider an advisory vote on executive compensation. For Against Abstain

6. Proposal to consider an advisory vote on the frequency of the executive compensation advisory vote. 1 Yr 2 Yrs 3 Yrs Abstain

7. Proposal to ratify the appointment of Deloitte & Touche LLP as Independent auditors for National CineMedia, Inc. for the fiscal year ending December 29, 2011 For Against Abstain

8. In their discretion, the named proxies are authorized to vote upon such other matters as may property come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign in partnership name by authorized person

Date (mm/dd/yyyy) — Please print date below

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX 0247322

015OAB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – National CineMedia, Inc.

This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the Annual Meeting of Stockholders to be held on April 26, 2011.

The undersigned appoints Gary W. Ferrera and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2011, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed herein, FOR each of Proposals 2 through 5 and 7 and for a ONE YEAR frequency on Proposal 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, “FOR” EACH OF PROPOSALS 2 THROUGH 5 AND 7 AND FOR A ONE YEAR FREQUENCY ON PROPOSAL 6.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)